SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement	|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

ANDERSEN GROUP, INC.
(Name of Registrant as Specified in Its Charter)

 Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

|_|   Fee paid previously with preliminary materials:

|_|   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

ANDERSEN GROUP, INC.

405 Park Avenue
Suite 1202
New York, New York 10022

To Our Stockholders:

            We cordially invite you to attend a Special Meeting of the stockholders of Andersen Group, Inc.  to be held at ___________ on _____________, 2003 at ________a.m., New York City time, or at such other time and place to which the Special Meeting may be adjourned or postponed.

            We have been actively involved in the  funding and operation of ComCor-TV ("CCTV"), an early stage Moscow-based provider of cable television and Internet access services. CCTV's operations are currently in the early start up phase and the required capital expenditures to build out its access network in central Moscow, are being made to position CCTV for significant subscriber growth.  Our Board of Directors believes it would be in our best interests and the best interests of our stockholders if our investment in CCTV was more direct and comprehensive in nature.  Accordingly, we have reached agreement to acquire all the shares of CCTV through the acquisition of the shares of Moscow Broadband Communication Ltd. ("MBC") that we do not already own, and of the shares of CCTV presently held and to be acquired by OAO Moskovskaya Telecommunikationnaya Korporatsiya ("COMCOR").

            These two transactions contemplate the issuance of approximately 6,470,879 new shares of our Common Stock, plus up to an additional 477,994 shares of Common Stock by March 31, 2005.  Of these shares, 4,220,879 will be issued to COMCOR and up to 2,250,000 will be issued to current MBC stockholders.   These transactions and related other matters that are needed to complete the transaction require the approval of our stockholders at the Special Meeting.

            Our current stockholders will own approximately 24.4% of our Common Stock and COMCOR will own approximately 49.1% of our Common Stock following the closing of the transactions, but prior to the possible issuance of any contingently issuable shares.

            At the Special Meeting, you will be asked to vote on the following matters:

(1)                The issuance of 4,220,879 shares of our Common Stock at closing as the consideration for the acquisition of the equity interest of CCTV held by COMCOR;

(2)                The issuance of up to 2,250,000 shares of our Common Stock to acquire the currently outstanding shares of MBC that we do not own;

(3)                The approval of the increase in the number of authorized shares of our Common Stock from 6,000,000 to 15,000,000 to allow us to issue the shares of our Common Stock as described above and for other purposes;

(4)                The approval of cumulative voting rights for our stockholders with respect to the elections of our Board of Directors;

(5)                The approval of the change of our name to Moscow CableCom Corp. to better reflect our purpose and operations;

(6)                The approval of the Andersen Group, Inc. 2003 Stock Plan;

(7)                The approval of the Andersen Group, Inc. 2003 Stock Option Plan; and

(8)                To vote on other business as properly raised.

Our Board is recommending that you approve each of the proposals.  We encourage you to read the proxy which explains each matter in greater detail.  We hope you attend the meeting in person, and we encourage you to vote your shares by marking, signing and dating the enclosed proxy if you are not able to attend.

Sincerely,

Oliver R. Grace, Jr.
President and Chief Executive Officer

Dated ______, 2003

New York, New York

ANDERSEN GROUP, INC.

405 Park Avenue
Suite 1202
New York, New York 10022
(212) 826-8942

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD ON [_____], 2003

                This Proxy Statement relates to the Special Meeting  of stockholders of Andersen Group, Inc. to be held on [______], 2003 at [_____] a.m., New York City time, at [_______________], or at such other time and place to which the Special Meeting may be adjourned or postponed. The date of this Proxy Statement is [_____], 2003. The proxy materials relating to the Special Meeting are being mailed to our stockholders entitled to vote at the Special Meeting on or about [_____], 2003. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

            At the Special Meeting you will be asked to act on the following Proposals:

            1. Approval of the issuance of Common Stock in the CCTV Share Acquisition.  You will be asked to approve the issuance of 4,220,879 shares of our par value $.01 per share Common Stock  to be paid as consideration for the equity interests of ZAO ComCor-TV ("CCTV"), a closed joint stock company organized under the laws of the Russian Federation, to be held by OAO Moskovskaya Telecommunikationnaya Korporatsiya ("COMCOR"), a company organized under the laws of the Russian Federation, pursuant to the terms of a Stock Subscription Agreement.

            We cannot complete the CCTV Share Acquisition unless you approve this Proposal and Proposals 2 and 3.

            2. Approval of the issuance of Common Stock in the MBC Share Acquisition.  You will be asked to approve the issuance of up to 2,250,000 shares of our Common Stock to be paid to the holders of the 75% of the outstanding stock of ABC Moscow Broadband Communication Limited ("MBC"), a limited liability company organized under the laws of Cyprus, that we do not already own pursuant to the terms of an Exchange Agreement.  In addition to the foregoing vote, as a result of substantial ownership or control of MBC shares on the part of our executive officers and directors, we are also seeking the approval of the MBC Share Acquisition by the holders of a majority of the shares of our Common Stock not controlled by our executive officers or directors, as provided by Section 144 of the Delaware General Corporation Law.

            We cannot complete the MBC Share Acquisition unless you approve this Proposal and Proposals 1 and 3.

            3. Approval of the Share Increase Amendment.  You will be asked to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 6,000,000 to 15,000,000 shares.

            4. The Cumulative Voting Amendment.  You will be asked to approve an amendment to our Certificate of Incorporation to provide stockholders with cumulative voting rights with respect to elections of our Board of Directors.

            5. Approval of the Name Change Amendment.  You will be asked to approve an amendment to our Certificate of Incorporation to change our name from "Andersen Group, Inc." to "Moscow CableCom Corp."

i

            6. Approval of the 2003 Stock Plan.  You will be asked to approve the Andersen Group, Inc. Stock Plan.

            7. Approval of the 2003 Stock Option Plan. You will be asked to approve the Andersen Group, Inc. Incentive Stock Option Plan.

            8. Other Business.  If other business is properly raised at the meeting or if we need to adjourn or postpone the meeting, you will vote on these matters too.

            Your vote is important.  Only stockholders of record as of the close of business on [______], 2003 are entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. On September 4, 2003, we had 2,099,908 shares of Common Stock issued and outstanding.  Each share is entitled to one vote.

            Shares may not be voted at the Special Meeting unless the holder thereof is present or represented by proxy.  Any stockholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise by: (i) attending the Special Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date or (iii) sending written notice of revocation to Francis E. Baker, Andersen's Secretary, at our executive offices, which are located at 405 Park Avenue, Suite 1202, New York, New York 10022.

                                    ________________________
                                    Francis E. Baker
                                    Chairman and Secretary

Dated:  [_____], 2003
New York, New York

Annex A - Stock Subscription Agreement between our Company and COMCOR
Annex B - Form of Registration Rights Agreement between our Company and COMCOR
Annex C - Form of Voting Agreement between our Company, COMCOR and certain stockholders
Annex D - Form of Exchange Agreement between our Company and the MBC Stockholders
Annex E - Form of Registration Rights Agreement between our Company and the MBC Stockholders
Annex F - Form of Certificate of Amendment to the Certificate of Incorporation of our Company
Annex G - 2003 Stock Plan of our Company
Annex H - 2003 Stock Option Plan of our Company

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING

The Special Meeting and the Proposals

Q.  When and where will the Special Meeting be held?

A.  The Special Meeting will be held on [_____], 2003, beginning at [_____] a.m., New York City time, at [_______________],or at such other time and place to which the Special Meeting may be adjourned or postponed.

Q.  What is the purpose of the Special Meeting?

A.  At the Special Meeting, you will be asked to consider and vote on the following Proposals:

    The issuance of our Common Stock in the CCTV Share Acquisition;
    The issuance of our Common Stock in the MBC Share Acquisition;
    The Share Increase Amendment;
     The Cumulative Voting Amendment;
     The Name Change Amendment;
     The Andersen Group, Inc. 2003 Stock Plan;
      The Andersen Group, Inc. 2003 Stock Option Plan; and
      Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

            Voting Your Shares

Q.  Who is entitled to vote on each of the Proposals?

A.  Only stockholders of record at the close of business on the record date, [_____], 2003, are entitled to receive notice of the Special Meeting and to vote the shares that they held on that date at the Special Meeting, or any postponement or adjournment of such meeting. At the close of business on September 4, 2003, there were 2,099,908 shares of our Common Stock issued and outstanding.

Q.  What vote is required to approve each of the Proposals?

A.  The Proposals will need to be approved in the following manner:

  The CCTV Share Acquisition. Pursuant to our By-Laws, a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the Special Meeting must approve the issuance of our Common Stock to be paid as consideration in the CCTV Share Acquisition.
  MBC Share Acquisition. We will seek to meet two different standards of stockholder approval for the MBC Share Acquisition:
  Pursuant to our By-Laws, a majority of the shares of our Common Stock present or represented by proxy at the Special Meeting and entitled to vote must approve the issuance of our Common Stock to be paid as consideration in the MBC Share Acquisition.

   In addition, since (i) our executive officers and directors have equity interests in MBC and (ii) certain of our executive officers and directors owe a fiduciary duty to both our Company and MBC, we are also seeking the approval of the MBC Share Acquisition by the holders of a majority of the shares of our Common Stock represented and voting at the Special Meeting not controlled by our directors or executive officers, as provided by Section 144 of the Delaware General Corporation Law .  However, if this additional level of stockholder approval is not received but we do receive a majority of the shares represented and entitled to vote at the Special Meeting, we expect to proceed with the proposed transactions.  As of the date of this Proxy Statement, our directors and executive officers had beneficial ownership of approximately 28.0% of our issued and outstanding Common Stock.
  The Amendments. Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock must approve the amendments to our Certificate of Incorporation to effect each of the Share Increase, the Cumulative Voting and the Name Change Amendments (collectively, the "Amendments").
  The Restricted and Qualified Stock Option Plans. Pursuant to our By-Laws, holders of at least a majority of the shares of our Common Stock present or  represented by proxy and entitled to vote at the Special Meeting must approve the adoption of our 2003 Stock Plan and our 2003 Stock Option Plan (collectively, the "Plans").

Q.  Who may attend the Special Meeting?

A.  All holders of our Common Stock on the record date, or their duly appointed proxies, may attend the Special Meeting.

Q.  What constitutes a quorum for the Special Meeting?

A.  The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock on the record date will constitute a quorum, permitting us to conduct our business at the Special Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Q.  How do I vote my shares?

A.  You may vote on matters to come before the Special Meeting in two ways:

  You may attend the Special Meeting and cast your vote in person; or
  You may vote by completing, dating and signing the enclosed proxy card and returning it to Registrar & Transfer Company, our transfer agent, in the enclosed postage-paid envelope.  If you deliver a valid proxy, you will authorize the individuals named on the proxy card, referred to as the proxy holders, to vote your shares according to your instructions.

Q.  How many votes do I have for each share that I own?

A.  Each share of Common Stock that you own entitles you to one vote on each Proposal. The proxy card indicates the number of shares that you own.

Q.  What happens if I do not make choices on my signed proxy card?

A.  If you sign the proxy card, but do not make specific choices, the proxy holders will vote your shares in favor of each Proposal, as recommended by our Board of Directors.

Q.  What if I vote and then change my mind?

A.  You may revoke your proxy at any time before it is voted by:

  Filing a notice of revocation with our Secretary at our executive offices;
  Sending in another duly executed proxy bearing a later date; or
  Attending the Special Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

Q.  What are the effects on the approval of the Proposals of abstentions and broker non-votes and of not sending in a proxy or attending the Special Meeting ?

A.  Abstentions occur when a person with voting power checks the abstention box on a proxy card for a particular Proposal or otherwise indicates that he, she or it abstains from voting on a Proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., your broker) returns an executed proxy but does not vote on a particular proposal because the nominee does not have the discretion to vote with respect to that particular Proposal and has not received instructions from you.

  Issuance of our Common Stock in the CCTV and MBC Share Acquisitions. If you abstain from voting in connection with the issuance of our Common Stock in the CCTV Share Acquisition and/or the MBC Share Acquisition, it will the effect of a vote against for such Proposals.  In addition, if you do not give instructions to your broker on how to vote on one or both of the Proposals, your broker will not be able to vote for you. This will have the effect of a vote against such Proposals.  However, if you do not return a proxy, it will have no effect on the outcome of the vote for such Proposals.
  The Amendments. If you abstain from voting in connection with the Share Increase, the Cumulative Voting and/or the Name Change Amendments, do not return a proxy or do not give instructions to your broker on how to vote with respect to such proposals, it has the same effect as if you voted "against" such Proposals.
  The Plans.  If you abstain from voting in connection with respect to the approval of our Stock Plan and/or our Stock Option Plan, or do not give instructions to your broker on how to vote with respect to the approval of the Plans, it will have the effect of a vote against approval of the Plans.  However, if you do not return a proxy, it will have no effect on the outcome of the vote for the Plans.

Cost of the Proxy Solicitation

Q.  Who will bear the cost of soliciting proxies?

A.  We will pay the costs associated with this proxy solicitation. Our officers and other employees also may solicit proxies by personal interview, by electronic means or by telephone or facsimile equipment, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Upon request, we will reimburse these record holders for their reasonable out-of-pocket expenses.

Other Matters

Q.  Will there be any other matters considered at the Special Meeting?

A.  We are unaware of any matters to be presented at the Special Meeting other than the Proposals discussed in this Proxy Statement. If other matters are properly presented at the Special Meeting, then the  proxy holders will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting. If you vote against any of the Proposals, your proxy will not vote in favor of any proposal to adjourn or postpone the Special Meeting if such postponement or adjournment is for the purpose of soliciting additional proxies to approve the Proposal that you voted against.

Q.What do I need to do now?

A.You should carefully read and consider the information contained in this Proxy Statement, including its appendices.  This Proxy Statement contains important information about the Proposals and about what our Board of Directors considered in evaluating the CCTV and MBC Share Acquisitions and the remaining Proposals.  You should then complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q.Where can I get more information about Andersen Group and the Proposals?

A.You may obtain more information about our Company and the Proposals from various sources, as listed under "Available Information" on page 46 of this Proxy Statement.

Q.Whom should I call with questions about the Special Meeting?

A.You should contact:  Andrew M. O'Shea, our Chief Financial Officer at (860) 298-0444.

SUMMARY OF THE PROPOSALS TO BE VOTED
ON AT THE SPECIAL MEETING

The CCTV Share Acquisition (see page 19) and

The MBC Share Acquisition (see page 28)

Summary Term Sheet

Through the CCTV Share Acquisition and the MBC Share Acquisition, we intend to acquire 100% control of CCTV through the issuance of shares of our Common Stock in exchange for the equity of CCTV held by COMCOR and in exchange for shares of MBC, which is the only other stockholder of CCTV other than COMCOR and us.  The following summarizes the material terms of the proposed transaction:

  We will issue 4,220,879 shares of our Common Stock to COMCOR in exchange for their ownership of CCTV, which will include additional shares of CCTV to be acquired from the conversion of approximately $1,380,500 of its accounts receivables from CCTV into shares of CCTV.  After all proposed transactions are completed, COMCOR will own approximately 49.1% of our then outstanding Common Stock.
  We will issue up to 2,250,000 shares of our Common Stock to the holders of the 75% of MBC that we do not presently own.  Such shares will represent approximately 26.1% of our then outstanding Common Stock.  Approximately 1,405,800 of these shares will be beneficially owned by our directors or executive officers.  Please see page 34 for a disclosure of the shares of our Common Stock to be received by our directors and executive officers.
  Current Andersen stockholders will own approximately 24.4% of our outstanding Common Stock.
  Our Board of Directors has not relied upon or received a fairness opinion with respect to either the CCTV Share Acquisition or the MBC Share Acquisition in entering into or recommending that you approve either of these transactions.
  COMCOR will become the largest stockholder of Andersen but the effects of this potential change in control will be mitigated under terms of a Voting Agreement to be entered into by COMCOR and by Francis E. Baker and Oliver R. Grace, Jr., our Chairman and President, respectively.  Under terms of the Voting Agreement, COMCOR has agreed that, for a period of eighteen months after closing, it will vote for four of the seven directors of our Company designated by our current President and Chief Executive Officer and our current Chairman.
   Under the terms of the Stock Subscription Agreement with COMCOR, we made a $3.5 million cash investment into CCTV on May 30, 2003 and are obligated to make additional contributions of $1.0 million at closing and $1.5 million prior to August 2004.  Additionally, we are obligated to make additional contributions of cash or defined assets into CCTV totaling $5,829,000 by March 31, 2005, or in the absence of such contributions, issue COMCOR an additional 477,994 shares of our Common Stock, or a proportionate number of such shares to the extent that some but not all of these contributions are made. We will need to raise additional capital in order to fund these obligations, which may further dilute the ownership of the current stockholders.
  Each of the CCTV Share Acquisition and the MBC Share Acquisition are dependent on the consummation of the other, and they both are dependent upon the approval of the increase to the number of our authorized shares as contained in the Share Increase Amendment to be voted upon as Proposal 3 of this proxy statement.

Transaction and Ownership Structure

The following diagrams present the ownership structure of (i) CCTV and MBC prior to our investment of $3.5 million which we made in May 2003 pursuant to the Stock Subscription Agreement, and (ii) the estimated ownership structure of Andersen and CCTV immediately after the closing of the CCTV and MBC Share Acquisitions:

Background

We seek  to acquire 100% control of CCTV (i) pursuant to a Stock Subscription Agreement which provides that we will make certain cash and defined asset contributions to CCTV and issue shares of our Common Stock to COMCOR for its equity ownership of CCTV and (ii) through Exchange Agreements with the stockholders of MBC to acquire the 75% of MBC that we do not presently own in exchange for shares of our Common Stock.  MBC presently owns approximately 41.0% of the outstanding equity interest of CCTV, which represents all the shares of CCTV not owned by us or COMCOR.

In May 2003, we entered into the Stock Subscription Agreement with COMCOR to acquire its equity interest in CCTV, including the additional equity interest it will acquire upon the conversion of its accounts receivable from CCTV as of December 31, 2002 and certain additional receivables for services to be provided in 2003 into shares of CCTV's common stock.

Upon entering the Stock Subscription Agreement, we made a cash capital contribution of $3.5 million in May 2003 into CCTV in exchange for equity in CCTV and, upon the approval of our stockholders, at the closing of the CCTV Share Acquisition we will issue 4,220,879 shares of our Common Stock to COMCOR.  We also committed to making certain additional cash capital contributions totaling $2.5 million into CCTV, including $1 million within 20 days of the closing.  We are also obligated to contribute additional cash or defined assets totaling approximately $5,829,000 to CCTV before March 31, 2005.  To the extent that such additional contributions to CCTV's equity are not made, at that time we will be obligated to issue up to an additional 477,994 shares of our common stock ("make-up" shares) to COMCOR.  The amount of such "make-up" shares was negotiated based upon our and MBC's collective inability to make equity contributions to CCTV in the amounts originally agreed to in January 2000, and as subsequently updated and revised in the agreements entered into with COMCOR in May 2003.

Concurrently with the closing of the CCTV Share Acquisition with COMCOR, we will also issue up to 2,250,000 shares of our Common Stock to the MBC stockholders in exchange for the 75% of MBC that we do not already own.  In addition to its equity interests in CCTV, MBC also has assets including loans to CCTV and accrued interest thereon, advances to CCTV and shares of IAS, all of which we expect to contribute to CCTV's equity capital after the acquisitions, and accordingly, reduce the number of  "make-up" shares that may be issued by approximately 103,000 shares.  Further reductions in the number of "make-up" shares that may be issued can be achieved from the issuance of our Common Stock to COMCOR to settle amounts that may be owed to COMCOR by CCTV from the deficiency in the amounts paid as compared to the amounts invoiced for the lease of signal switching stations, or secondary nodes or from the contribution of cash as further described on pages 16 and 23.

The following table presents the approximate beneficial ownership structure of Andersen both immediately after the consummation of the CCTV and MBC Share Acquisitions, and on a fully diluted basis, assuming conversion of all our Class A Cumulative Convertible Preferred Stock at an estimated revised conversion rate of 2.75 shares of Common Stock for each share of Preferred Stock (see page 22 for a discussion of the effects on the conversion ratio of our Preferred Stock as a result of the proposed issuance of shares of our Common Stock), the conversion of all of our 10½% convertible subordinated Debentures due 2007   which are convertible at $16.17 per share of our Common Stock, and the exercise of all outstanding stock options.  This table does not reflect any shares that may be issued as a result of grants of stock under the 2003 Stock Plan (see Proposal 6) or from the exercise of options that may be granted under the 2003 Stock Option Plan (see Proposal 7).

	After Closing of CCTV and MBC Share Acquisitions		After Assumed Dilution

Directors and executive officers	1,993,765	23.1%	2,369,701	25.4%
Other current Andersen common stockholders	1,512,943	17.6%	1,512,943	16.2%
COMCOR	4,220,879	49.1%	4,220,879	45.3%
Other MBC stockholders	844,200	9.8%	844,200	9.1%
Other parties	33,879	0.4%	371,155	4.0%

	8,604,666	100.0%	9,318,878	100.0%

 Our directors and executive officers presently have beneficial ownership of 589,965 shares of our Common Stock, or approximately 28.0% of the issued and outstanding Common Stock entitled to vote at the Special Meeting.  These directors and executive officers have indicated that they have a present intention to vote in favor of the proposals being presented to our stockholders.

Reasons for the CCTV and MBC Share Acquisitions (see page 15)

Currently, CCTV is marketing cable TV and Internet services to more than 130,000 homes it has accessed in the districts of Chertanovo and Khamovniki and certain areas of the Central Administrative Region of Moscow ("CAR").  It is also in the process of expanding the build-out of its access network in the CAR and has specific plans to expand its access network of homes to approximately 200,000 by March 2004.

CCTV provides a "last mile solution," based on hybrid fibre-coaxial technology, for cable TV, high speed Internet access, data transmission and voice services to residential and business customers in Moscow, Russia. CCTV is licensed to provide these services to up to 1.5 million subscribers in Moscow (44% of total estimated households).  Under a 50-year Services Agreement with COMCOR, CCTV has exclusive rights to utilize the Moscow Fibre Optic Network  backbone for the provision of its services in a defined area, with an additional right of first refusal to utilize the MFON to access the remaining approximately 1.8 million homes outside this area.

Our Board of Directors believes that it is in the best interest of Andersen and our stockholders to acquire and obtain control of CCTV through the CCTV and MBC Share Acquisitions.  In doing so, CCTV will be a wholly-owned subsidiary whose financial statements will be consolidated into our consolidated financial statements.  This will improve the visibility of the results of operations and financial condition of CCTV and also provide corporate governance advantages, with our Board of Directors having sole influence over CCTV's operations.  We also expect that this improved corporate structure will be beneficial if we seek additional sources of equity or debt capital to continue the planned expansion of CCTV's operations.

Our Board believes that CCTV presents a unique and potentially rewarding investment opportunity. CCTV is an early stage operator of a cable television and Internet access system in Moscow, Russia.  At present, with the capital provided to it by COMCOR and MBC, CCTV has built its access network from COMCOR's Moscow Fiber Optic Network  to approximately 140,000 homes and businesses as of August 31, 2003, and as of that date, it has signed nearly 51,000 of them for its terrestrial (basic) level television services, of which nearly 4,350 have signed for premium cable television services.  In addition, approximately 7,400 customers have subscribed for Internet access services.  We believe that, with the capital we provided to CCTV in May 2003, and the defined amount of additional capital to be provided at the time of the closing and thereafter, CCTV's access network can be expanded to nearly 200,000 homes and businesses by the first quarter of 2004, and significant subscriber growth can follow.  Our Board also believes that growth beyond that which can be financed through identified sources of capital and through internally generated funds can be achieved through the attraction of additional equity or debt financing.  We hope that the progress of CCTV's operations will enable us to attract such additional capital on terms that will prove to be beneficial to our current stockholders.

The CCTV and MBC Share Acquisitions also involve risks, including the risks associated with diluting the ownership of our current stockholders and of concentrating our assets and operations in an early stage company that is located in a foreign country.  In addition, our Board of Directors has not relied on an outside opinion as to the fairness of the CCTV and MBC Share Acquisitions, so the overall transactions, particularly the element of the MBC Share Acquisition which involves the issuance of 1,405,800 shares of our Common Stock to members of our Board of Directors and management, has not been independently reviewed to determine whether it benefits certain insiders to a greater degree than the other stockholders of the Company.

Related Parties and Related Party Transactions (see pages 26 and 33)

Each of the CCTV and MBC Share Acquisitions involves the issuance of stock to related parties.

COMCOR does not presently have any relationship with the Andersen outside of the agreements relating to the proposed acquisition of COMCOR's ownership of CCTV.  COMCOR is a major vendor to CCTV in providing access to its 6,000 km. MFON and leasing secondary nodes, at which the signals being sent switch from the MFON to the CCTV co-axial fibre network.  As part of the agreements reached in May 2003, COMCOR agreed to discontinue an MFON utilization fee to CCTV effective March 31, 2003, which had been charged at the rate of 10% of CCTV's television service revenues, and to limit CCTV's payment obligations for the lease of secondary nodes to 20% of television service revenues. COMCOR will continue to invoice CCTV at the rate of $350 per month per secondary node, but, to better manage CCTV's cash flow, will allow payments to be limited as indicated, and it will allow up to $1,500,000 of the cumulative shortfall between the amounts billed and the amounts paid to be settled with shares of our Common Stock using a price of $6.25 per share to determine the number of shares to be issued.

Our management and members of our Board of Directors currently own or control approximately 9,380 shares or 46.9% of MBC's outstanding stock.  Accordingly, in the exchange of our Common Stock for MBC Stock, these individuals will receive approximately 1,405,800 shares of our Common Stock, which will represent approximately 16.4% of our issued and outstanding Common Stock immediately after the transactions close.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF COMMON STOCK PURSUANT TO PROPOSAL 1: THE CCTV SHARE ACQUISITION AND PROPOSAL 2: THE MBC SHARE ACQUISITION.

The Share Increase Amendment (see page 36)

Currently, we do not have a sufficient number of authorized and unissued shares of Common Stock to effect both of the CCTV and MBC Share Acquisitions.  As of the date of this Proxy Statement, 3,337,038 shares of our Common Stock are authorized and remain available for issuance after giving effect to the issuance of shares of Common Stock upon the exercise or conversion of our currently outstanding stock options, convertible Preferred Stock and Debentures. If both of the CCTV and MBC Share Acquisitions are completed as proposed, excluding any contingent shares to be issued pursuant to the CCTV Share Acquisition, we may be required to issue up to 6,470,879 shares of our Common Stock to acquire the outstanding equity of CCTV.  Accordingly, we would like to amend our certificate of incorporation so as to increase the number of authorized shares of our Common Stock from 6,000,000 to 15,000,000.  This will also provide us with the ability to issue additional shares pursuant to the Restricted Stock Plan and the Incentive Stock Option Plan which you are also voting on, and to issue shares for future equity offerings to raise additional capital for the Company to help meet funding obligations and opportunities in CCTV and corporate level cash flow requirements, in each case without seeking additional stockholder approval.

Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock at the record date must approve the amendment of our Certificate of Incorporation to effect the Share Increase Amendment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

The Cumulative Voting Amendment (see page 38)

We have entered into a voting agreement with COMCOR and certain of our stockholders (the "Voting Agreement").  We are required by the Voting Agreement to seek stockholder approval of an amendment to our Certificate of Incorporation to provide for the stockholders to have cumulative voting rights with respect to the elections of our Directors.  Under Cumulative Voting for the elections of Directors, each stockholder will be entitled to that number of votes equal to the number of shares of stock that the stockholder is entitled to vote multiplied by the number of directors to be elected, and each stockholder may cast all of such votes for a single director or may distribute them among any two or more nominees as such stockholders may see fit.  If the proposed Cumulative Voting Amendment is adopted, the election of the Board of Directors at the Company's next Annual Meeting would be conducted in accordance with the new provisions.

Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock at the record date must approve the amendment of our Certificate of Incorporation to effect the Cumulative Voting Amendment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION ADOPTING THE CUMULATIVE VOTING RIGHTS FOR ELECTIONS OF OUR BOARD OF DIRECTORS.

Name Change Amendment (see page 40)

Our historical activities have been principally in the areas of manufacturing and investments, which until March 22, 2002 had been represented by our investment in The J.M. Ney Company .  However, effective on that date, we sold substantially all of the operating assets and certain liabilities of JM Ney. Currently, our primary investments are a 25% equity interest in MBC which holds a 50% voting interest in CCTV, and our recent $3.5 million direct investment in CCTV. As described in Proposals 1 and 2 of this Proxy Statement, we are seeking to acquire control over the remaining equity interest in CCTV that we do not currently directly or indirectly own.  We have determined that our name no longer reflects the business in which we are presently engaged and in which we are proposing to expand our focus.  The name Moscow CableCom Corp. more clearly identifies our Company as a participant in the cable industry in Russia and improves our marketing and capital fundraising efforts.  If you approve the Name Change Amendment, we will cause the trading symbol for our Common Stock to be changed from "ANDR" to a symbol more readily associated with our new name.

Pursuant to Delaware law, holders of at least a majority of the outstanding shares of our Common Stock at the record date must approve the amendment of our Certificate of Incorporation to effect the Name Change Amendment.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO MOSCOW CABLECOM CORP.

The Stock Plan (see page 41)

The Stock Option Plan (see page 43)

Our Board believes that compensation in the form of our shares of Common Stock or options to purchase shares of our Common Stock in an important element in attracting and retaining key employees, directors and consultants who can contribute to our growth and success.  Therefore, our Board adopted the 2003 Stock Plan and the 2003 Stock Option Plan on September 2, 2003. We are seeking approval of the adoption of these Plans by our stockholders.  We currently have no stock compensation plans.

The Stock Plan will permit our Compensation Committee to make awards of of up to 330,000 shares of our Common Stock.  The awards may be grants of shares of our Common Stock that are not subject to restrictions on transfer or a substantial risk of forfeiture.  They may also be restricted stock awards that give the recipient shares of our Common Stock, but the shares may be forfeited back to us if the recipient does not remain an employee, director or consultant for the period of time specified in the award or fails to meet other criteria specified in the award.

The Stock Option Plan will permit our Compensation Committee to grant Incentive Stock Options and Non-Qualified Stock Options to purchase up to 670,000 shares of our Common Stock.  Options give the employee, director or consultant to whom they are granted the right to purchase a certain number of shares of our Common Stock at a set price for a specified period of time.  Incentive Stock Options may be granted only to employees and provide certain tax advantages to the employee compared to Non-Qualified Options.

Pursuant to our By-Laws, the vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Special Meeting is required to approve the Plans.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF EACH OF THE 2003 STOCK PLAN AND THE 2003 STOCK OPTION PLAN.

CCTV

Since the purpose of the CCTV Share Acquisition and MBC Share Acquisition proposals is to obtain all of the shares of CCTV, we are providing you the following information about CCTV.

General Description of the Business

CCTV's operations commenced in April 2000 when it was capitalized by MBC with $8,500,000 of cash and shares of the stock of the Institute for Automated Systems ("IAS") which was recorded a value of $634,000, and by COMCOR with licenses to provide cable TV services and Internet access to approximately 1,500,000 homes in Moscow, Russia with a value of $7,500,000 net of applicable deferred income tax liabilities and shares of IAS with a recorded value of $2,134,000.  The combined shares of IAS contributed to CCTV in 2000 totaled approximately 19% of IAS's outstanding shares. Under terms of an agreement signed by the parties, MBC also contributed an additional $500,000 of cash to CCTV during  2000.

CCTV holds a license which authorizes it to provide broadcasting TV and audio program services to up to 1,500,000 homes in Moscow through September 9, 2004, and additional licenses which authorize it to provide data transmission services and telematic services of the public communications network (e-mail, access to information services, fax, file transfer, teleconferencing, message services and voice mail) through August 25, 2004.  COMCOR and CCTV have entered in to a letter agreement with us pursuant to which, upon the closing of the CCTV Share Acquisition, COMCOR and CCTV have agreed to utilize their best efforts to obtain the renewal of these licenses for a period of not less than an additional five years.

During 2002, Andersen Group entered into agreements with Asinio Commercial Ltd ("ACL"), under which we were to have acquired 100% of CCTV through issuance of our common stock to ACL in exchange for the equity then held by COMCOR but to be sold or transferred to ACL, and through the exchange of Company common stock for the common stock of MBC not held by the Company. Pursuant to such agreements, in May 2002, MBC invested an additional $5,000,000 of cash into CCTV, and COMCOR invested coaxial networks for 89,000 subscribers, Internet equipment and inventory recorded at $13,755,000, and additional shares of IAS with a recorded value of $3,618,000 to increase CCTV's equity interest in IAS to approximately 42%.  However, IAS did not acquire the shares of CCTV held by COMCOR, so in May 2003, we terminated our agreement with ACL and entered into new agreements with COMCOR, under which we will propose to acquire 100% of the equity of CCTV.  Pursuant to these agreements, in May 2003, we invested $3,500,000 into CCTV.

CCTV has agreements with COMCOR which grant it exclusive access to the Moscow Fiber Optic Network ("MFON"), which was built and is operated by COMCOR.  This access allows CCTV to build its "last mile" access.  At its formation in April 2000, CCTV started with a built-out network of approximately 89,000 homes and businesses which it leased from COMCOR.  As of August 31, 2003, approximately 50,000 additional homes have been passed and plans have been drawn and work begun to build out approximately 56,000 additional homes in the Central Administrative Region of Moscow.  The build out of these additional homes is expected to cost approximately $3.3 million. The build-out of the network in this region will also involve CCTV's leasing from COMCOR of "secondary nodes", which are network units which convert lightwave signals in the MFON to radio frequency signals in CCTV's co-axial network, and vice versa.  This buildout of the access network to nearly 200,000 homes will involve the leasing of up to 302 secondary nodes, at a monthly lease cost of $350 per secondary node, which will be paid for by CCTV at the maximum rate of 20% of CCTV's television service revenues through 2005.  Provisions of the agreements between CCTV and COMCOR for these leasing services allow for settlement in our Common Stock of up to $1,500,000 of any deficiency between the amount invoiced by COMCOR and the amounts paid by CCTV by March 31, 2006 using a price of $6.25 per share of our Common Stock as the basis for determining the number of shares that may be issued. CCTV has plans to reduce up to 63 of the 191 secondary nodes leased in certain areas to make the cost structure of the network more efficient to reduce this element of operating costs.

Through this access network, CCTV delivers cable television and Internet access services to its customers on a tiered-package basis, as follows:

  Terrestrial television - this consists of 12 channels that are generally also available to potential customers through rooftop antenna, and consist of Russian and Moscow broadcast television, 15 radio channels and CCTV's information channel.  The monthly fee for this level of service is generally between the equivalent of $0.80 and $1.60.
   Premium television - this consists of two levels of service for either 33 or 48 channels that include Russian and English language content including BBC, Fox Kids, CNBC, Eurosport and several music channels.  The monthly fees for these levels of service range from $9.00 to $14.00.
   Pay Channels - this consists of adult content that is billed at between $2.50 and $4.00 per month.
   Internet access - this provides subscribers with "always on" Internet access which allows for two way communication through cable modems.  Monthly charges for such services range from $15 and upwards, with average monthly revenue per Internet subscriber approximating $20.

As of August 31, 2003, CCTV had approximately 51,000 subscribers signed up for its terrestrial cable television services, which gives the subscriber access to channels generally available to residents using rooftop antennas, at a monthly approximate cost to active subscribers of approximately $1. Approximately 4,350 of these customers have also subscribed for premium cable services at an average monthly cost to active subscribers of approximately $9.60. Approximately 7,400 customers have subscribed  for high-speed Internet access services at an average monthly cost to active subscribers of approximately $20. CCTV allows its customers to temporarily deactivate the subscribed services which results in a cut off of the service to the customer and a suspension of revenue to CCTV.  At any given time, approximately 3.5% of terrestrial customers, 30-35% of premium television subscribers and 25-33% of Internet subscribers have deactivated service that may or may not result in eventual reactivation at the election of the customer. CCTV monitors deactivations and deletes subscribers from its count of total contracts once it confirms or it becomes apparent that the customer is not likely to reactivate service.

As of August 31, 2003, CCTV remains financially dependent upon outside sources of capital, primarily the scheduled investments that have been made and we have committed to make to meet its operating expenses and access network construction plans.  Without the capital to be provided to CCTV pursuant to the agreement with COMCOR, and the expected growth in revenues from new subscribers that are expected to be gained from homes that have been passed and are expected to be passed as the access network expands, CCTV may not be able to continue as a going concern.

Employees

At August 31, 2003, CCTV had 204 employees and 33 independent contractors for sales and 31 independent contractors for installation.  CCTV also utilizes outside organizations to accomplish nearly all of its access network buildout.

Executive Officers

The Executive Officers of CCTV are as follows:

Name	Age	Position	Officer Since

Michael Silin	46	General Director	2001
Nina Plastinina	42	Finance Director	2000
Sergey Berezikov	48	Technical Director	2000

             Dr. Silin joined CCTV in April 2000 and was appointed General Director in July 2001.  From 1995 until 2000, Dr. Silin was Deputy General Director of COMCOR.  He is a graduate of the Moscow Aviation Institute and holds a PhD in digital technology.

            Ms. Plastinina joined CCTV in November 2000 as Finance Director.  Prior to  joining CCTV, she was Deputy Finance Director for TeleRoss (Golden Telecom), Finance Director for Telecommunications of Moscow (Global Telesystems Group) and Chief Accountant for Sprint Group (Global One).

Ms. Plastinina graduated from Moscow Chemical Engineering Institute, and received a post graduate degree in Economics, Marketing and Management from Moscow Technical University.

            Mr. Berezikov has served as Technical Director of CCTV since April 2000.  He is responsible for network development and maintenance.  Prior to joining CCTV Mr. Berezikov was a Head of Department at COMCOR, and a professor at Moscow Physical Engineering Institute.  He is a graduate of the Moscow Physical Engineering Institute and holds a PhD degree in microelectronics.

Properties

      CCTV leases approximately 1,858 square meters of office space and 199 square meters of warehouse and storage space from IAS.  In addition, approximately 412 square meters of warehouse space and 70 meters of sales offices space are leased from unaffiliated parties at other locations in Moscow.  CCTV believes these facilities are adequate for its current and foreseeable operations.

Selected Financial Data

Year ended December 31,	2002	2001	2000

Net sales	$1,941	$1,200	359
Cost of revenues	3,691	3,099	1,611
Net loss	(4,858)	(3,704)	(3,599)
Loss from continuing operations per common share	-	-	-
Depreciation and amortization	1,751	1,365	762
Total assets	34,510	17,780	19,893
Long-term obligations	-	-	-
Stockholders' equity	29,542	12,025	15,729

Management's Discussion and Analysis of Financial Condition and Results of Operations

CCTV is an early stage venture in Moscow, Russia which is building a "last mile" network from the Moscow Fiber Optic Network ("MFON") to provide broadband services such as cable television, Internet access, high-speed data transmission and IP telephony.  CCTV commenced operations in April 2000 when it received cash funding from MBC and licenses to operate and other assets from COMCOR.  In addition, CCTV entered into agreements to have exclusive access to COMCOR's fiber optic network from which it can build its own coaxial "last mile" access network to homes for the purposes of delivering its services.  Starting in April 2000, COMCOR leased to CCTV an access network to approximately 90,000 homes which it contributed to CCTV in July 2002.  From April 2000 through June 2002, most of CCTV's efforts involved marketing to the initial 90,000 homes.  In June 2002, CCTV began construction on expanding its access network in the Central Administrative Region of Moscow.  As of December 31, 2002, its network had expanded to 107,491 homes and as of August 31, 2003, CCTV's access network has expanded to 139,321 homes.

As an early stage company, CCTV has incurred losses in each of the years ended December 31, 2000, 2001 and 2002.  Losses are expected to be reduced but continue at least into 2004.  In May 2003, Andersen and COMCOR entered into the Stock Subscription Agreement under which Andersen will acquire 100% of CCTV's equity, and CCTV will receive additional contributions of cash, assets and conversion of liabilities into equity from each of COMCOR and Andersen, including a $3.5 million capital contribution which was made by Andersen in May 2003.  These commitments of capital, coupled with changes in fees and payment terms for services from COMCOR, are expected to provide CCTV with sufficient capital to continue its operations through 2003 and into 2004.  However, CCTV's ability to expand its access network to approximately 195,000 homes before the end of the first quarter of 2004 is not certain if it does not receive all of the capital scheduled to be contributed at the closing of Andersen's acquisition of CCTV and the expected revenue increases from expected increase in subscribers for its services as a result of continued marketing and the expansion of the access network.  Future operations of CCTV may be dependent upon additional contributions of capital from Andersen as provided for in the Stock Subscription Agreement, although there can be no assurance that such capital can or will be provided.

2002 Compared to 2001

During the year ended December 31, 2002, CCTV reported a loss of $4,858,000 on revenues of $1,941,000. This compares to it results for the year ended December 31, 2001 in which it reported a loss of $3,704,000 on revenues of $1,200,000.

Revenues (In  thousands)

	2002	2001	% Increase

Revenues
Subscription fees:
Television	$ 511	$ 342	49.4%
Internet access	854	321	166.0%

Subscription fees- total	1,365	663	105.9%
Connection fees and equipment sales	481	472	1.9%
Other	95	65	46.2%

	$1,941	$1,200	61.8%

 Revenues for the year ended December 31, 2002 were 61.8% higher than the revenues of the prior year primarily due to an increase in the number of subscribers for CCTV's cable television and Internet access services. At the end of 2002, CCTV had approximately 42,101 subscribers for the transmission through its network of terrestrial television channels, which is an increase of 74.6% from December 31, 2001, and it had 4,869 subscribers for its Internet access services, which is an increase of 141.3% over the 2,018 subscribers it had for its Internet access services at December 31, 2001. The revenue growth from television services was smaller in relation to its subscriber growth because the growth in subscribers for CCTV's premium television package was much lower than for its terrestrial level of service.  Accordingly, approximate average month revenues per recorded television subscriber was $1.24 in 2002, as compared to approximately $2.06 in 2001.  Internet service revenues reflected a decline in the estimated average revenue per month per recorded subscriber from approximately $24.50 to $19.96 as a result of additional levels of services being introduced to increase subscriber levels.  Estimated revenue per subscriber information does not take into account the effects of subscribers who have deactivated service but are still recorded as subscribers.

Revenues from connection fees and the sale or lease of equipment, which generally have no significant gross margins, totaled $481,000, or 24.8% of revenues during 2002, while such revenues totaled $472,000, or 39.3% of total revenues, during 2001.

Although CCTV remains in the early stage of its subscriber growth, the change in mix of its revenue base is reflective of the growth in recurring monthly revenues from subscribers.

Cost of Revenue

Cost of revenue, including the amortization of intangible assets, during 2002 totaled $3,691,000, which resulted in negative gross margin of $1,750,000, or 90.2% of sales.  Excluding the amortization of the intangibles, gross margin would have been a negative $679,000 or 35.0% of sales. During 2001, cost of revenue totaled $3,099,000, which resulted in negative gross margin of $1,899,000, or 158.3% of sales. Excluding the amortization of the intangibles, gross margin would have been a negative $804,000, or 67.0% of sales.  The decrease in the negative gross margin was due primarily to the growth in subscription service revenues against a high proportion of fixed operating costs.

Offsetting the improvements in the gross margins was an increase in charges from COMCOR for the cost of signal delivery, data network services and Internet traffic by $337,000 from $546,000 to $883,000.  This increase was comprised of an increase of $196,000 due to a change in the billing in August 2002 for the lease of secondary nodes, which increased the monthly charges from approximately $24,000 to nearly $67,000.  In addition, Internet traffic charges more than doubled from $80,000 to $169,000, the MFON service charges increased from $23,000 to $50,000 based on the growth in subscribers, and lease of channels charges increased approximately 18% from $138,000 to $163,000.

Operating Expenses

Operating expenses totaled $3,210,000 during 2002, which is a 0.2% increase from the $3,202,000 of such costs incurred during 2001, as CCTV tried to manage its initial growth without a commensurate increase in administrative costs.  Depreciation expense increased by $409,000 from both purchased and contributed fixed assets, but this increase was largely offset by the savings from reduced employee headcount and the absence of  severance payments paid to a former CCTV executive in 2001.

Equity in Losses of Unconsolidated Subsidiary

In 2002, CCTV recorded its equity in the losses of IAS as a result of a contribution of IAS shares to CCTV from COMCOR in July 2002 to increase its ownership of IAS from 19.1% to 41.7%, and accordingly, CCTV switched from accounting for this investment using the cost method to using the equity method. For the five month period ended December 31, 2002, CCTV recorded a $95,000 loss from its equity interest in IAS's results of operations for the period.

Income Tax Benefit/Expense

CCTV recorded an income tax benefit of $283,000 during 2002, as compared to income tax benefit of $1,367,000 for 2001.  The income tax benefit for 2001 included an adjustment to reflect a lower tax rate of 24% for deferred tax items, primarily the amortization of the intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2002, CCTV had $91,000 of cash, which represented a decline of 91.9% from the $1,118,000 of cash which it had as of the prior year end. Operating activities during 2002 consumed $2,792,000 of cash, primarily from the net loss net of depreciation, and investing activities used $1,595,000, primarily from amounts expended to increase its access network. During 2002, CCTV received a $5 million capital contribution from MBC to help meet its cash needs and to repay $2.5 million of  loans made by MBC in the prior year.  Additional loans in the amount of $550,000 extended by MBC later in 2002 and deferrals of payments of amounts owed to COMCOR allowed CCTV to continue its operations.  In May 2003, we invested $3.5 million in CCTV pursuant to the Stock Subscription Agreement under which, subject to the approval of our stockholders, we will acquire 100% of the outstanding stock of CCTV through the CCTV and MBC Share Acquisitions. Pursuant to these agreements, we committed to making additional cash contributions totaling $2.5 million through August 2004, and we also expect to contribute all or part of an additional $5.8 million of capital through March 2005.  Andersen is expected to need to acquire additional sources of capital to fully meet these planned capital contributions to CCTV.  These agreements also call for COMCOR to convert certain of CCTV's liabilities to COMCOR into CCTV equity prior to the sale of that equity to Andersen, to reduce certain charges for CCTV's use of its MFON and to allow CCTV to limit payments for the lease of secondary nodes to 20% of television service revenues it generates through December 2005. While the provisions of these agreements and expected continued revenue growth from increased subscribers will greatly improve CCTV's cash flow and liquidity, and are expected to be adequate to meet the more than $2 million of cash expected to be consumed in 2003 from CCTV's operating losses, such funds may be inadequate to meet some of CCTV's expansion plans, or may cause delays in such plans. Accordingly, CCTV remains dependent upon outside sources of capital and on the growth of its revenues to be able to continue the build-out of its network and to meet its operating expenses.  Accordingly, CCTV is limiting its capital expenditures associated with the network build-out to funds it has on hand, or to funds it can reasonably expect to receive based upon our commitments.

CCTV Supplementary Information (all amounts in thousands)

2003 Quarterly Financial Data	March 31,

Net sales	$ 720
Gross profit	(459)
Net loss	(1,255)

2002 Quarterly Financial Data	March 31,	June 30,	September 30,	December 31,	Total

Net sales	$ 435	$ 430	$ 443	$ 633	$ 1,941
Gross profit	(428)	(432)	(439)	(451)	(1,750)
Net loss	(1,113)	(1,047)	(1,252)	(1,446)	(4,858)

2001 Quarterly Financial Data	March 31,	June 30,	September 30,	December 31,	Total

Net sales	$ 232	$ 262	$ 294	$ 412	$ 1,200
Gross profit	(504)	(498)	(426)	(471)	(1,899)
Net loss	(1,253)	(1,263)	(773)	(953)	(4,242)

SELECTED FINANCIAL DATA

Andersen Group, Inc.
(Amounts in thousands except per share data)

Years Ended February 28/29	2003	2002	2001	2000	1999

Interest income and other income (loss)[1]	$914	$590	$698	$1,262	$(3,237)
Loss from continuing operations[1]	(2,050)	(1,700)	(1,860)	(990)	(4,173)
Net (loss) income	(446)	528	(1,623)	(987)	(3,080)
(Loss) income applicable to common shareholders	(728)	242	(1,927)	(1,349)	(3,465)
Income (loss) from continuing operations per common share, basic and diluted	(1.11)	0.93	(1.06)	(0.70)	($2.16)
(Loss) income per common share, basic and diluted	(0.35)	0.12	(0.94)	(0.70)	(1.80)
Depreciation, amortization and interest accretion	293	1,581	1,589	1,466	1,434
Total assets	19,045	25,269	33,076	37,118	37,119
Total debt	2,081	4,959	13,247	15,056	13,857
Stockholders' equity	13,102	13,751	13,448	15,262	16,429
Book value per common share	4.57	4.90	4.70	5.59	6.18

1 Interest income and other income/loss, and losses from continuing operations exclude the results of operations of the Company's Electronic segment as a result of its sale in March 2002.

Moscow Broadband Communication, Ltd. (Amounts in thousands)
Years Ended December 31,	2002	2001	2000	1999	1998

Net loss before equity in losses of unconsolidated subsidiary	$ (419)	$ (833)	$(1,104)	$ (809)	$ (944)
Equity in losses of CCTV	(2,429)	(1,852)	(1,814)	-	-
Net loss	(2,848)	(2,685)	(2,918)	(809)	(944)
Total assets	9,460	12,393	15,210	248
Stockholders' equity (deficit)	9,408	12,256	14,391	(1,034)

ComCor-TV
(Amounts in thousands)

Years Ended December 31,	2002	2001	2000

Net sales	$ 1,941	$ 1,200	$ 359
Cost of revenues	3,691	3,099	1,611
Net loss	(4,848)	(3,704)	(3,599)
Loss from continuing operations per common share	-	-	-
Depreciation and amortization	1,751	1,365	762
Total assets	34,510	17,780	19,893
Long-term obligations	-	-	-
Stockholders' equity	29,542	12,025	15,729

ANDERSEN GROUP - PRO FORMA INFORMATION

The following information presents selected historical financial information for Andersen for the year ended February 28, 2003 and as of May 31, 2003 on a historical basis, and also on a pro forma basis showing the assumed effects of the acquisition of CCTV and MBC and consolidating CCTV's and MBC's financial information into those of the Company.  Further detail and disclosure of these pro forma financial data can be found beginning on page 48 of this proxy statement in the detailed pro forma financial information as of May 31, 2003, for the quarter ended May 31, 2003 and for the fiscal year ended February 28, 2003 (in thousands, except per share data).

	Historical	Pro Forma

Fiscal year ended February 28, 2003:
Sales	$ -	$ 1,941
Cost of revenues	-	3,691
Net loss from continuing operations	(728)	(6,570)
Net loss from continuing operations per common share	(1.11)	(0.76)
Depreciation and amortization	293	2,044
As of May 31, 2003:
Total assets	18,410	46,852
Long-term obligations	2,081	2,081
Stockholders' equity	12,618	38,656
Book value per share	4.34	4.09

DISCUSSION OF PROPOSALS

PROPOSAL 1:
APPROVAL OF THE ISSUANCE OF COMMON STOCK
IN THE CCTV SHARE ACQUISITION

 General

Our Board of Directors has approved a Stock Subscription Agreement which provides for our acquisition from COMCOR of all the issued and outstanding capital stock of CCTV to be owned by COMCOR.  As of the date of this Proxy Statement, COMCOR owns approximately 52.7% of CCTV's outstanding common stock, we own approximately 6.3% of CCTV's outstanding common stock as a result of the $3.5 million cash investment we made in May 2003 pursuant to the Stock Subscription Agreement, and MBC owns the remaining 41.0% of the outstanding equity of CCTV, which we are also seeking to acquire through the acquisition of all of the capital stock of MBC that we do not currently own.

We have agreed to issue 4,220,879 shares of our Common Stock to COMCOR and be contingently liable for the issuance of up to 477,994 additional shares of our Common Stock if certain defined capital contributions to CCTV are not made by the Company by March 31, 2005, as consideration for the acquisition of the CCTV shares owned or to be owned by COMCOR. Pursuant to applicable NASD rules, described in more detail below, we seek your approval to issue the shares of Common Stock as consideration in the CCTV Share Acquisition.

NASDAQ Stockholder Approval Requirements

Our Common Stock is quoted on the NASDAQ National Stock Market. NASD Rule 4350(i)(1)(C) requires stockholder approval of the issuance of our Common Stock in connection with the CCTV Share Acquisition because:

  The aggregate amount of our Common Stock being issued to COMCOR as consideration will upon issuance represent more than 20% of the voting power of our Common Stock outstanding prior to the issuance; and

The number of shares of our Common Stock to be issued to COMCOR will be in excess of 20% of the number of shares or of our Common Stock outstanding prior to the issuance.

Parties to the CCTV Share Acquisition

COMCOR

COMCOR is a Russian company founded in 1992 and is a closely-held company which has several of its employees and the city of Moscow among its stockholders. Since that time, COMCOR built the Moscow Fibre Optic Network ("MFON") to offer a broad range of telecommunication services.  MFON construction has the status of a city target program, which is partially or totally implemented using financial or other resources of the city of Moscow to resolve acute economic, social, cultural or other city problems, and is backed up by several resolutions of the Mayor and orders of the Government of Moscow.

MFON is the backbone telecommunications network providing communication services to Governmental bodies, municipal authorities and state entities of Moscow (Moscow City Council, the Mayor's Office, the Prefectures, Moscow State Property Committee, Moscow Land Committee, Tax Ministry, Tax Police, the Prosecutor's office, etc.). COMCOR also has banks, exchanges, news agencies, scientific and manufacturing entities, TV/radio broadcasting companies and other commercial structures as clients.

Currently MFON is one of the largest metropolitan type networks covering the entire City of Moscow and the Moscow region. It has interfaces and gateway servers with networks of all other city operators, including Moscow City Telephone Network, Electrosvyaz of Moscow region, RTK-Internet, Rostelecom, Aerocom, Telmos, Comstar, Sovam Teleport, Rosnet, Rospak, Infotel, Relcom, Demos, DirectNet and others.

The technical basis of MFON is SDH (Synchronous Digital Hierarchy) technology and equipment of STM-4 and STM-16 levels and ATM (Asynchronous Transfer Mode) with the group speed of data transfer of up to 2.5 Gbit/s. The network has a radial-ring structure accounting for the topology of Moscow and the flow matrix of projected traffic. 96, 48, 32, 16 and 8-fibre monomode optical cables from foreign and domestic manufacturers were used to lay the optical lines. Network access points are located in such a manner that the distance to a new subscriber does not exceed one kilometre or 300-500 meters within Centre of Moscow.

COMCOR has over 650 employees and for the year ended December 31, 2002, it reported revenues of approximately $41 million.

Business of CCTV

A description of CCTV's business and financial data, including summarized pro forma financial information relating to the effects of the CCTV and MBC Share Acquisitions is included in pages 9 through 14 and in the pro forma financial information that begins on page 45.

CCTV's principal executive offices are at Dm. Ulyanova Street, 7a, Moscow 117306, Russia and its telephone number is 7-095-132-7040.

Background of the CCTV Share Acquisition

Since April 2000, we have had an indirect equity interest in CCTV through our 25% equity interest in MBC, which owned 50% of CCTV as a result of its investments made in 2000.  It was originally intended that each of MBC and COMCOR would make additional contributions to CCTV's capital base to fund its business plan, with MBC's investment to be primarily made in cash, and COMCOR's investment to be primarily made in assets.  CCTV's initial operations in 2000 and 2001 did not meet the original expectations.  This created a situation in which MBC was not able to attract additional investment capital to proceed with the plan.  However, both parties remained confident and committed to MBC's success.

Accordingly, in October 2001, we reached an agreement in principle to acquire all the interests in CCTV in exchange for  between 2,333,000 and 3,500,000 shares of our Common Stock in a transaction valued at $28 million based on then defined market price collars for our Common Stock.  That proposed transaction also would have involved our having to acquire substantially all the interest of MBC that we did not own.  Pursuant to this undertaking, MBC advanced loans to CCTV to allow it to continue its operations.  In April 2002, we formally entered into agreements with Asinio Commercial Limited, which was to have acquired COMCOR's interest in CCTV, for us to acquire such interest.  Pursuant to such agreement, MBC made a $5 million equity contribution to CCTV in May 2002, and COMCOR contributed operating assets and shares of IAS with an aggregate recorded value of approximately $17,373,000.

Asinio Commercial did not acquire COMCOR's interests in CCTV.  Therefore, during the first quarter of 2003, we and COMCOR negotiated changes in the terms of the prior proposed transaction and of the service agreements between COMCOR and CCTV. Simultaneously, we reviewed financial projections of CCTV which scaled back the near term plans for the construction of its access network from approximately 281,000 homes to approximately 195,000 homes until additional financing could be obtained.

Based upon the elements of agreements and changes to operating plan which (i) reduced our required cash capital contributions and extended the timing of those that we were committed to, and (ii) improved CCTV's cash flow through lower capital expenditures, lower expenses to COMCOR and the conversion of certain of CCTV's liabilities to COMCOR into equity, in May 2003 we reached agreements with COMCOR to acquire its equity in CCTV.

Reasons for the CCTV Share Acquisition

Our Board of Directors believes that it is in the best interests of our Company and our stockholders to acquire full ownership control of CCTV.  To accomplish this, we must acquire the equity interest in CCTV currently held by and to be acquired by COMCOR, and also complete the MBC Share Acquisition as discussed in Proposal 2 to gain control of the CCTV equity presently owned by MBC.  Our Board viewed that pursuing full ownership of CCTV and investing in its growth plans would represent a more focused business plan that would have a greater chance of enhancing value for our stockholders than dividing our resources between our existing investment in CCTV through our 25% ownership stake in MBC and some other unidentified opportunity.  Each of the CCTV Share Acquisition and the MBC Share Acquisition is dependent upon the other being completed.  Aside from not considering other potential investment opportunities, the Board also did not pursue alternatives to the Stock Subscription Agreement to maximize Andersen's indirect interest in CCTV because it believed that under an ownership structure in which COMCOR and MBC shared ownership of CCTV, the return on any new investment and the ability to attract outside investment capital would be hampered.  In addition, the commitment to CCTV made by COMCOR enhanced the opportunity for CCTV to build out its access network.

Our Board of Directors has approved the terms of the Stock Subscription Agreement which will result in the CCTV Share Acquisition.  Our Board of Directors' decision to approve the Stock Subscription Agreement was based on a number of factors including, but not limited to, the following:

   Improves management control over CCTV. Since CCTV represents our most important investment at this time, our Board of Directors believes that it is important to increase our influence over the management of CCTV. The improved control which would be achieved through the CCTV Share Acquisition and the MBC Share Acquisition would enable us to ensure that management decisions with respect to CCTV's operations and finances are made consistent with our ideas and business philosophies to help ensure that the best interests of CCTV and the achievement of CCTV's objectives and long-term plans are kept in mind, as well as the best interests of Andersen and our stockholders.
  Improves our ability to position CCTV and/or our Company for future equity or debt financing. The capital contributions that CCTV will receive in connection with the consummation of the CCTV Share Acquisition may not be adequate to fully meet CCTV's near term planned capital requirements and will not be sufficient to allow CCTV to more fully take advantage of the opportunities inherent in its licenses and its agreement with COMCOR to utilize the MFON.  Our Board of Directors believes that the consolidation of the ownership interests of CCTV into Andersen will improve our ability to negotiate appropriate financing for our Company and for CCTV by increasing our market capitalization and the future liquidity of our Common Stock.
  Potentially increases the return on our investment in CCTV. Investing in a start-up venture in a foreign nation entails a high degree of risk, particularly given the fact that CCTV is also dependent upon COMCOR for access to the MFON and the lease of secondary nodes.  However, our Board believes that a successfully implemented plan of building out the access network and attracting a large subscriber base, particularly in the key areas of the Central Administrative Region of Moscow, particularly at a time when the Russian economy is doing very well in terms of balance of trade and government surpluses, will help create a valuable business that will hopefully be eventually reflected in the market price for our Common Stock.

In addition to the factors set forth above, in the course of its deliberations concerning the CCTV Share Acquisition, our Board of Directors consulted with our management team. Our Board of Directors also considered a number of other factors relevant to the CCTV Share Acquisition including:

  Reports from management regarding CCTV's financial condition, operating plan and requirements for cash, the terms of the Stock Subscription Agreement, particularly those relating to our obligation to provide CCTV with cash and the provisions for COMCOR to invest further into CCTV through the conversion of liabilities of CCTV to COMCOR into CCTV equity, the Voting Agreement which provides that the Board will have four of seven members selected by current management for at least eighteen months, and the income statement and cash flow savings to CCTV of changes in the terms of charges from COMCOR to CCTV for the utilization of the MFON and the lease of secondary nodes.

  Financial analyses prepared by our Chief Financial Officer including those relating to the financial projections prepared by CCTV's management, the ownership structure of the Company after the closing of the proposed transactions, the effects of such transactions on the conversion ratio of our Preferred Stock and the strategies to reduce the potential dilutive effects of having to issue "make-up" shares to COMCOR by March 2005.  These  reports allowed the Board to assess our corporate level cash flows, and to assess the degree of initial dilution to our stockholders of the proposed transaction and consider future strategies that will best benefit CCTV and control future potential dilution to our stockholders.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Stock Subscription Agreement and the CCTV Share Acquisition, including:

  Potential inability to meet CCTV's capital requirements. The Stock Subscription Agreement calls for us to make additional equity contributions to CCTV of approximately $8,329,000 between the closing of the CCTV Share Acquisition and March 31, 2005 to provide CCTV with the capital which it believes is necessary to allow it to build-out the Central Administrative Region of Moscow and to meet its operating requirements until it becomes cash flow positive, which CCTV projects will be in the second calendar quarter of 2004. However, there can be no assurance that these capital contributions will be sufficient to meet these defined objectives, or the future needs of CCTV if additional system build-out plans are developed. When we become the sole parent company of CCTV, we will have the responsibility to provide capital or attract the appropriate level of debt or equity financing for CCTV. Such additional financing may have a dilutive effect on our stockholders, or if such financing cannot be obtained, then our investment in CCTV could be significantly impaired or totally lost.
  Significant dilution to our existing stockholders' ownership of our Company.  The CCTV Share Acquisition will result in the issuance of 4,220,879 shares of our Common Stock. Following the CCTV Share Acquisition, the shares issued to COMCOR pursuant to the Stock Subscription Agreement will represent 49.1% of our issued and outstanding Common Stock, assuming the consummation of the MBC Share Acquisition. As a result of the consummation of the CCTV and MBC Share Acquisitions, existing stockholders' ownership of the Company will be significantly diluted.

Further dilution to our stockholders may occur if any of the up to 477,879 "make-up" shares are issued to COMCOR, or if prior to March 31, 2005 our Company chooses to settle any accrued but unpaid amounts due to COMCOR from CCTV for secondary nodes services through the issuance of up to 240,000 additional shares of our Common Stock.

Further dilution to the existing stockholders may also occur as a result of an increase in the potential number of shares that may be issuable as a result of the conversion of our Preferred Stock into our Common Stock. At present, each share of Preferred Stock is convertible into 1.946 shares of our Common Stock. The terms of the Preferred Stock provide the holders with certain anti-dilution rights.  The issuance of our Common Stock to COMCOR and the MBC stockholders will increase the conversion ratio to between an estimated 2.40 and 3.13 shares of our Common Stock for each share of Preferred Stock, based on an assumed market price for our Common Stock on the closing date being between $4.00 and $6.00 per share.  This would result in the issuance of between an estimated 451,200 and 588,500 additional shares of our Common Stock if all of the shares of our Preferred Stock were converted.

  Concentrates our risk into one investment. We historically have had diverse investments, and for eleven years up until March 2002, among our primary holdings was a 100% interest in JM Ney, whose operations dated back approximately 190 years. The CCTV Share Acquisition, in conjunction with the MBC Share Acquisition, will concentrate substantially all of our available assets in CCTV, thus increasing our exposure to Russian political and economic risks.  Our investment in CCTV may be particularly volatile because CCTV is a start-up company whose results of operations to date have failed to meet the financial goals established in its original business plan.  Our ability to recover our investment in CCTV will be greatly impaired if CCTV's business plans should fail.
  Decreases liquidity which may harm our ability to meet cash flow requirements. We historically have had other assets and the earnings of JM Ney to meet our cash flow requirements for corporate administrative expenses, debt service and the payment of dividends on our Preferred Stock. The direct cash investment in CCTV which has been made and the additional amounts which we are further committed to make have placed and may further place our assets into foreign operations from which there is no expectation of dividends or distributions in the near future which could be used to meet such obligations.

Determination of the Purchase Price

Pursuant to the terms of the Stock Subscription Agreement, we agreed, subject to the conditions set forth therein, to acquire the equity interest in CCTV to be held by COMCOR. In exchange for the CCTV shares to be received from COMCOR, we will deliver at the closing of the CCTV Share Acquisition (the "CCTV Closing") 4,220,879 shares of our Common Stock. Based upon the price of our Common Stock at the time of the signing of the Subscription Agreement with COMCOR, approximately $4.00 per share, the total consideration we are paying for the CCTV shares at the CCTV Closing pursuant to the CCTV Share Acquisition will equal approximately $16,884,000.

The Company did not seek an outside opinion as to the fairness of the terms of CCTV Share Acquisition because in the judgment of our management and the Board, the Stock Subscription Agreement  represents a good opportunity to gain control of CCTV and invest additional cash resources to help grow CCTV's operations.  The Board believes this will result in a positive effect for our stockholders in the form of increased share price and improved trading liquidity for our Common Stock.

The determination of the purchase price to be paid in the CCTV Share Acquisition was based upon extensive negotiations conducted primarily by Mr. Baker with representatives of COMCOR.  In negotiating the pricing terms of the CCTV Share Acquisition, we considered many factors including, but not limited to:

  Assets contributed  to CCTV by COMCOR, and COMCOR's conversion of certain liabilities into CCTV equity.  In April 2002, COMCOR contributed to CCTV licenses to supply cable TV services to 1.5 million homes, which licenses were valued by the parties at $7.5 million, net of related deferred income tax liabilities.  In addition, at that time, COMCOR also contributed to CCTV 36,253 shares of IAS, which were recorded at a value of $2,134,000.  In July 2002, COMCOR contributed an additional 55,675 shares of IAS to CCTV, which were recorded at $3,618,000, and it also contributed coaxial networks for 89,000 subscribers in the Chertanovo and Khamovniki regions, Internet equipment and inventory which were valued at $13,755,000.  For the equity in CCTV which COMCOR received for these contributions totaling $27,007,000, we negotiated a fixed purchase price of 4,000,000 shares of our Common Stock or the equivalent of approximately $6.75 per share, based on contributed values before factoring in CCTV's losses since the inception of its operations in April 2000.  Our Board believes that our stockholders will not experience dilution in the relative ownership of CCTV through the terms of the agreement with COMCOR and after considering the terms of the MBC Share Acquisition and our commitment to fund $6.0 million in cash and approximately $5.8 million in assets and cash, particularly since we will have the opportunity to receive credit of approximately $1,111,000 towards the funding requirements using assets acquired from MBC, and additional portions of the funding requirements may possibly be fulfilled with the proceeds of future financings.  Accordingly, the Board believes the transaction achieves control over CCTV without having to pay a control premium.  COMCOR has also committed to contributing an additional $1,380,500 to CCTV in the form of extinguishment of liabilities in exchange for shares of CCTV's ordinary stock, which in turn will be exchanged for 220,879 shares of our Common Stock, or the equivalent of $6.25 per share of our Common Stock.

Our Board believes that the potential realization of the growth potential of CCTV through the successful implementation of a sound business plan was an important factor in determining the purchase price.  Accordingly, to assess that the terms of both the CCTV Share Acquisition and the MBC Share Acquisition had the best probability of benefiting our stockholders, our Board considered the following factors:

  CCTV's recently improved operating results.  During the year ended December 31, 2002, CCTV generated subscription fee revenue of $1,365,000 for its cable television and Internet access services.  This represented an increase of nearly 106% from the revenues generated in 2001.  During the first three months of 2003, CCTV generated subscription fee revenue of $522,000, which was 80.6% more than the service revenues generated in the comparable period in 2002 and 12.2% more than the service revenues generated in the immediately preceding quarter.  Based on this revenue growth, our Board believes that there is a market for CCTV's television and Internet access services, and that, with improved sales and marketing and a broader array of services that are carried over its network, CCTV's revenue growth can be expanded further.
  An assessment of CCTV's prospects for near-term progress in (i) building out the  network, (ii) attracting subscribers for its services and (iii) achieving profitability.  Since June 2002, CCTV has increased its access network from 89,000 homes to nearly 140,000 homes, and it has near term plans to increase it to approximately 195,000 homes by early 2004.  With the recent  revenue growth, the additional anticipated revenue growth that is expected from gaining subscribers in newly accessed areas and from further market penetration in existing areas, and from the expected expansion of services to be offered through CCTV's network, we believe that gaining control of CCTV at this time will assist us in maximizing the realization of CCTV's potential and in raising capital in the future at acceptable valuations to achieve this end.
  The beneficial changes to the pricing and payment structure for services provided to CCTV by COMCOR.  In conducting the negotiations, we believed that the early stage growth of CCTV will be agreed to by COMCOR on the most efficient use of its cash resources.  COMCOR provides CCTV with access to its MFON and leases secondary node switching stations to CCTV.  In addition, CCTV pays COMCOR for Internet traffic.  The total charges for these services in 2002 were $883,000, or 64.7% of CCTV's service revenues in that year.  Of these charges, $169,000 related to Internet traffic charges which were discontinued in April 2003 in favor of a lower cost provider of these services, and $501,000 related to access network and secondary node charges that have been since restructured, as follows.  Effective April 1, 2003, COMCOR agreed to terminate a MFON utilization fee that had been charged at the rate of 10% of CCTV's television service revenues, which during 2002 totaled $50,000.  COMCOR also agreed to limit CCTV's payment obligation through December 2005 for the lease of secondary nodes to 20% of the television service revenues generated through such nodes, although the actual billings of such nodes will continue at the fixed rate of $350 per month per secondary node.  COMCOR also provided an opportunity for any accrued but unpaid amounts to be paid by us in shares of our Common Stock at the equivalent of $6.25 per share, which was a premium to the market price of our Common Stock during the period of the negotiations.   We believe that, through continued subscriber growth, the television service revenues generated through the secondary nodes will grow to a level that the billed amounts for the lease of the secondary nodes will be approximately 20% of such television revenue.  We also reviewed the utilization and cost of secondary nodes with CCTV's operating management, which resulted in a plan to eliminate up to 63 of the 191 secondary nodes that were leased as of the beginning of 2003 which will further serve to improve CCTV's operating results.

In view of the wide variety of factors considered, our Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. Our Board of Directors believes that the risks associated with the CCTV Share Acquisition are outweighed by the potential benefits of the transaction.  As a result, our Board of Directors believes that the CCTV Share Acquisition and the consummation of the CCTV Share Acquisition are fair to, and in the best interests of, our Company and our stockholders.

The Stock Subscription Agreement

Although we have summarized the material terms of the Stock Subscription Agreement, the summary does not purport to be complete and is subject in all respects to the specific provisions of the Stock Subscription Agreement. We encourage you to carefully read the entire Stock Subscription Agreement, which we have included as Annex A to this Proxy Statement and is incorporated herein by reference.

            Conditions to the CCTV Closing

As provided in the Stock Subscription Agreement, the obligation of the Company and COMCOR to consummate the CCTV Share Acquisition is subject to (i) the approval of our stockholders; (ii) the approval of the Russian Anti-Monopoly Committee; (iii) the consummation of the MBC Share Acquisition; and (iv) the approval of and adoption of the Cumulative Voting Amendment.  In addition, to enable us to be able to issue the number of shares of our Common Stock to COMCOR and the MBC stockholders to consummate the CCTV Share Acquisition and the MBC Share Acquisition, we will need to increase the number of shares of our Common Stock that we are authorized to issue, which requires your approval as set forth in Proposal 3.

Post-Closing Covenants

We and COMCOR have agreed to several post-closing covenants, including the following;

  Within 20 days of the CCTV Closing, we will contribute $1 million in cash to CCTV, which includes a $138,144 cash payment that was made in June to settle a CCTV liability.  We have adequate resources at present to meet our obligation as a result of funds received from the March 2002 sale of JM Ney's net assets and from the proceeds of a mortgage loan which closed in June 2003.
  We will use our best efforts to undertake and consummate a Rights Offering of our Common Stock with proceeds of at least $1.5 million no later than August 31, 2004.
  Within 20 days of the closing of the Rights Offering, but in any instance, no later than August 31, 2004, we will contribute an additional $1.5 million in cash to CCTV.  We cannot make any assurances at this time that we will have adequate resources to meet this required contribution if we are not successful in raising new capital through a Rights Offering or other placement of our securities. If we are not successful in raising additional capital, we will be in default in our obligation under the Stock Subscription Agreement and the ability of CCTV to build out the network may be reduced.
  We will contribute to CCTV's capital by March 31, 2005 cash and defined assets totaling $5,829,000, or in lieu of such intercompany investments, issue to COMCOR 477,994 shares of our Common Stock, or a pro rata portion thereof, if we have made some, but not all of, the required capital contributions to CCTV. We expect to contribute certain defined assets totaling approximately $1,111,000 towards meeting this funding requirement and we will need to raise additional capital to have the necessary resources to make substantial cash contribution beyond such amount of assets to be contributed to CCTV's equity capital.  If we are not successful in raising such capital, we will issue more shares of our Common Stock to COMCOR and the ability of CCTV to build out the network may be reduced.

  So long as COMCOR owns not less than 12.5% of our issued and outstanding Common Stock, we shall not permit CCTV to cease to be our affiliate without the prior written consent of COMCOR.

Indemnification

Pursuant to the Stock Subscription Agreement, COMCOR agreed to indemnify us against certain losses due to breaches of the representations, warranties, covenants or other agreements made by COMCOR in the COMCOR Transaction Documents, as well as certain losses arising out of our securities filings where such losses are based on information provided to us by COMCOR for inclusion in our filings.

Termination of the Stock Subscription Agreement

Either we or COMCOR may terminate the Stock Subscription Agreement prior to the closing of the CCTV Share Acquisition (i) by mutual written consent; (ii) in the event that the other party has breached any material representation, warranty or covenant contained in the Stock Subscription Agreement in any material respect, or (iii) if we have not obtained the approval of our stockholders within 150 days of our having contributed $3.5 million into CCTV, which based on our May 30, 2003 funding of such contribution, would be October 27, 2003.

Other Agreements in Connection with the CCTV Share Acquisition

In addition to the Stock Subscription Agreement, we entered into or will also enter into the following agreements in connection with the CCTV Share Acquisition, including:

  COMCOR Registration Rights Agreement.  In connection with the CCTV Closing, we will enter into a Registration Rights Agreement with COMCOR, the form of which is attached to this Proxy Statement as Annex D. Pursuant to the terms of the Registration Rights Agreement, we will grant COMCOR the right:
  to require us, subject to certain limitations, to register the shares of our Common Stock held by COMCOR for resale with the Securities and Exchange Commission (the "SEC"); and
  to participate, subject to customary exclusions, in future Company initiated registrations of our Common Stock with the SEC.
  Voting Agreement.  In connection with the CCTV Closing, we will also enter into a Voting Agreement with COMCOR and Messrs. Oliver Grace and Baker  pursuant to which, among other things, Messrs Grace and Baker and COMCOR agree that COMCOR will be entitled to nominate three members to our Board of Directors, and Messrs. Grace and Baker will be entitled to nominate four members to our Board, and each will vote for the nominees nominated by the other.  The Voting Agreement will terminate upon the earlier of (i) 18 months from its execution; (ii) either COMCOR's or Messrs. Grace and Baker's ownership of our Common Stock falling below 5%; and (iii) the mutual agreement of COMCOR and Messrs. Grace and Baker.

Certain Related Parties and Related Party Transactions

Yuri Pripachkin is Chairman of the Board of Directors of CCTV and COMCOR and is a former director of our Company.  However, outside of the agreements relating to Andersen's proposed acquisition of CCTV, neither Mr. Pripachkin nor COMCOR presently have any material relationship with us.  COMCOR currently owns approximately 50% of the equity interest of CCTV. As of the date of this Proxy Statement, CCTV receives the following services from COMCOR :

  Continuous transmission and broadcast of video, data and telephony frequency signals from the MFON through CCTV's exclusive access to the MFON for a period of 50 years.

This includes the transmission of signals for defined terrestrial and cable television stations and radio stations, data from the Internet and connectivity services for telephony operations.  Prior to April 2003, COMCOR charged CCTV 10% of CCTV's television service revenue as a fee for these services.  Effective April 1, 2003, the charges for these services have been included in the charge for the lease of certain co-location equipment stations ("secondary nodes").

  Lease of approximately 239 secondary nodes, as of the date of this proxy statement, which CCTV expects to increase by approximately 141 by the first quarter of 2004 as its build-out of its co-axial fiber access network from the MFON in the Central Administrative Region of Moscow continues.  CCTV also plans to terminate the lease of up to 63 secondary nodes during 2003 as it engineers efficiencies in its access network.  COMCOR invoices CCTV $350 per month for each secondary node leased, after a three-month trial period.  CCTV's obligation for the payment of such invoices is limited to 20% of television service revenues through December 2005.  To the extent that such invoices exceed payments, in lieu of cash settlement, we may at our discretion settle such liability through the issuance of up to 240,000 shares of our Common Stock at a price of $6.25 per share.

We anticipate continuing each of the foregoing agreements following the consummation of the CCTV Share Acquisition.  Accordingly, Mr. Pripachkin may indirectly benefit economically from the proposed CCTV Share Acquisition because COMCOR will receive revenue from CCTV, which revenue is more likely to be enhanced as a result of expected subscriber and revenue growth from CCTV's ability to productively utilize potentially greater financial resources after we make the capital contributions to CCTV called for by the Stock Purchase Agreement.

Appraisal Rights

If you choose to vote against Proposal 1, Section 262 of the Delaware General Corporation Law does not afford you any appraisal rights.

Regulatory Approval

The only regulatory approval required for our acquisition of the CCTV shares from COMCOR of which we are aware will be from the Russian Federation Ministry of Anti-monopoly Policy.  The Ministry's approval process generally takes thirty days to complete. COMCOR does not expect that there will be difficulties in obtaining such approval, and COMCOR has indicated to us that such approval is expected to be granted prior to the Special Meeting, although there can be no assurance that this will occur.

Accounting Treatment

In accordance with generally accepted accounting principles, we expect that the CCTV Share Acquisition will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated based upon the estimated fair values of CCTV's net assets at the date of the acquisition. Any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill.

Material U.S. Federal Income Tax Consequences

The consummation of the CCTV Share Acquisition will not have any material U.S. Federal income tax consequences to us or our stockholders.  We have not evaluated the U.S. Federal income tax consequences, if any, to COMCOR or its stockholders.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 1.

PROPOSAL 2:
APPROVAL OF THE ISSUANCE OF COMMON STOCK
IN THE MBC SHARE ACQUISITION

 General

We have offered to enter into an Exchange Agreement with the MBC Stockholders which provides for our acquisition of the remaining outstanding capital stock of MBC that we currently do not own.

Pursuant to the terms of the Exchange Agreement, we have agreed to issue up to 2,250,000 shares of our Common Stock.  The issuance of our Common Stock to the MBC Stockholders as consideration for the acquisition of the MBC shares shall be based upon the exchange ratio described below. Our Board of Directors has not relied on an outside opinion as to the fairness of the terms of the Exchange Agreement, which involved the issuance of approximately 1,405,800 shares of our Common Stock to our directors and executive management.  Pursuant to applicable NASD rules and in connection with applicable Delaware law, described in more detail below, we seek specific approvals relating to the MBC Share Acquisition.

Stockholder Approval Requirements

NASDAQ

 Our Common Stock is quoted on the NASDAQ National Stock Market. NASD Rule 4350(i)(1)(C) requires stockholder approval of the issuance of Common Stock in connection with the MBC Share Acquisition because:

  Certain of our directors, officers and significant stockholders have greater than a 5% equity interest in MBC and the shares of our Common Stock to be received by them in connection with the MBC Share Acquisition would result in a greater than 5% increase in our outstanding Common Stock and voting power;
  The aggregate amount of our Common Stock being issued to MBC as consideration will upon issuance represent more than 20% of the voting power of our Common Stock outstanding prior to the issuance; and
  The number of shares of our Common Stock to be issued to MBC will be in excess of 20% of the number of shares of our Common Stock outstanding prior to the issuance.

Delaware Law

Since (i) our executive officers and directors have equity interests in MBC and (ii) certain of our executive officers and directors owe a fiduciary duty to both companies, we are also seeking the approval of the MBC Share Acquisition by the holders of a majority of the shares of our Common Stock present and voting at the Special Meeting which are not beneficially owned by our directors or executive officers, as provided by Section 144 of the Delaware General Corporation Law.  As of the date of this Proxy Statement, our directors and executive officers beneficially own approximately 28.0% of our issued and outstanding Common Stock.  If Section 144 is complied with by obtaining this approval, it will mean that this transaction is not void or voidable by reason of, or solely because of, the equity interests in MBC of our executive officers and directors.    However, if this additional level of stockholder approval is not received but we do receive a majority of the shares present or represented by proxy and entitled to vote at the Special Meeting, we expect to proceed with the proposed transactions.

Parties to the MBC Share Acquisition

The MBC Stockholders

The MBC Stockholders are all the persons or entities who collectively own the 75% of MBC not held by the Company and who the Company expects will tender their shares in the MBC Share Acquisition. Our officers, directors and their affiliates are among the MBC Stockholders and together presently have a beneficial interest in, or voting control of 46.9% of MBC's issued and outstanding stock, or  approximately 62.5% of MBC's issued and outstanding stock that is not currently owned by us.  The overlapping interests of certain of our stockholders and the MBC Stockholders are described in greater detail under the heading, "Participation of Certain Related Parties in the MBC Share Acquisition" (see page 33).  While our officers and directors have stated that they intend to exchange  their shares, there can be no assurance that all the other MBC stockholders will exchange their shares.

            MBC

MBC is a Cyprus limited liability company formed in 1995 to act as a holding company for investments in Russian companies.  While MBC's registered office is located in Cyprus, its executive offices are located at our corporate headquarters at 405 Park Avenue, Suite 1202, New York, New York. MBC's executive officers overlap with those of the Company as follows:

Name	Position with MBC	Position with Andersen Group

Oliver R. Grace, Jr.	Chairman	President
Francis E. Baker	President	Chairman
Andrew M. O'Shea	Chief Financial Officer	Chief Financial Officer

At present, MBC's primary investment is its approximately 41.0% shareholding in CCTV.  MBC was capitalized with approximately $20 million, of which $18 million was raised in 2000, and the remaining portion was contributed prior to 2000.  MBC's shareholders include Andersen, directors and executive officers of Andersen and a small number of investment funds and private investors.    In addition to its equity investment in CCTV, MBC also has a note receivable from CCTV and advances to CCTV in the aggregate amount of approximately $825,000, and an approximately 1.8% ownership interest in IAS, a Russian telecommunications company of which CCTV currently holds approximately a 42% equity interest.  To reduce the number of contingent shares that may be issuable to COMCOR by March 31, 2005, the Company intends to contribute such loan, advances and IAS stock to CCTV after the closing of the CCTV and MBC Share Acquisitions.

A description of CCTV's business and financial data, including summarized financial data of our Company, MBC and CCTV is included in pages 12 through 18, and in the pro forma financial information that begins on page 48.

Background of the MBC Share Acquisition

During 2001 and 2002, when we were negotiating the proposed terms of our acquisition of COMCOR'S shares of CCTV, our Board of Directors and management analyzed and discussed the terms of the acquisition of the shares of MBC we did not already own.  Since our executive officers also serve as executive officers of MBC and our Board members and executive officers control approximately 46.9% of MBC, we elected to structure the exchange offer of the MBC shares not held by us as individual transactions with each of the MBC stockholders to allow for individual acceptance of its terms.    Members of our Board informally discussed the proposed terms for an exchange of shares of our Common Stock for MBC stock with several MBC stockholders not affiliated with Andersen solely to gain a sense of the likelihood of being successful in completing the MBC Share Acquisition.

Reasons for the MBC Share Acquisition

Our Board of Directors believes that it is in the best interest of our Company and our stockholders to acquire the remaining equity interest in MBC that we do not currently own.  The MBC Share Acquisition is part of our larger goal to obtain full ownership of CCTV.  We cannot achieve this goal, and the CCTV Share Acquisition discussed in Proposal 1 cannot be completed, unless we complete the MBC Share Acquisition.

Our Board of Directors has approved the MBC Share Acquisition and the terms of the Exchange Agreement.  Our reasons for supporting the consummation of the MBC Share Acquisition are substantially identical to those for the CCTV Share Acquisition. We believe that the MBC Share Acquisition, in concert with the CCTV Share Acquisition, will allow us to improve our control over the management of CCTV and the execution of CCTV's business plan. Moreover, we believe that the acquisition of CCTV in its entirety will improve our ability to negotiate appropriate debt financing for CCTV and to attract future financing for us and CCTV by increasing our market capitalization and liquidity for our stockholders, as well as increase our potential return on our investment in CCTV.  See the discussion under "Reasons for the CCTV Share Acquisition" on page 21.  We did not consider other alternatives to the MBC Share Acquisition.  We believe the overall objective of maximizing value for our stockholders can be best achieved through the transactions that will provide full our control over the operations of CCTV and improve our ability to attract additional capital to help CCTV meet its growth potential.

Our Board of Directors also considered a number of additional factors unique to the MBC Share Acquisition including, but not limited to, the following:

  Required to Complete CCTV Acquisition. Completion of the CCTV Share Acquisition, the advantages of which are discussed above in Proposal 1, is conditioned upon the consummation of the MBC Share Acquisition. Therefore, we will be unable to achieve our business strategy and objectives unless the MBC Share Acquisition is completed.
  Provides Source to Assist in Funding the CCTV Acquisition. The CCTV Share Acquisition provides for the contribution of 4,402 shares of IAS presently owned by MBC with an agreed contribution value of $286,000, and loans and advances from MBC to CCTV currently totaling approximately $825,000 to reduce the number of potential "make-up" shares of our Common Stock that would have to be issued to COMCOR if we do not contribute defined amounts of capital by March 2005.  The acquisition of these assets by way of the MBC Share Acquisition may prove to be beneficial to reduce this potential dilution.  In addition, at May 31, 2003, MBC had remaining cash of approximately $400,000.  Any amounts remaining at the consummation of the MBC  Share Acquisition can potentially be used to help fund CCTV or to provide cash to help provide us with additional liquidity.

In addition to the factors set forth above, in the course of its deliberations concerning the MBC Share Acquisition, our Board of Directors consulted with our management team. Our Board of Directors also considered a number of other factors relevant to the MBC Share Acquisition including:

  Reports from management regarding MBC's financial condition and the specific terms of the Exchange Agreement and the MBC Registration Rights Agreement (together, the "MBC Transaction Documents"); and
  Financial analyses prepared by our Chief Financial Officer, including the analyses made in connection with the CCTV Share Acquisition and a separate analysis of the MBC Share Acquisition.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the MBC Share Acquisition, including:

  Our potential inability to meet CCTV's capital requirements;
  The concentration of our risk in one investment;
  The decrease in our liquidity as discussed in connection with Proposal 1; and
  The dilutive effect that the MBC Share Acquisition will have on our existing stockholders. Following the MBC Share Acquisition, and the consummation of the CCTV Share Acquisition, the shares issued pursuant to the Exchange Agreement will represent approximately 26.1% of our issued and outstanding Common Stock.

In addition, our Board of Directors considered the fact that as a result of the MBC Share Acquisition our directors and officers will receive up to 1,405,800 shares of our Common Stock, or approximately 62.5% of the consideration provided in the MBC Share Acquisition.  Our Board of Directors was not able to form a committee to undertake an independent evaluation of the MBC Share Acquisition because  each member of our Board of Directors has a direct or indirect financial interest in this transaction.  However, the Board did seek the opinion of several independent shareholders of MBC which it viewed as possibly being representative of the opinions the MBC stockholders who are not affiliated with us to assess the likelihood that our Exchange Offer would be accepted by all or substantially all of the MBC stockholders .  We have disclosed each board member's interest in MBC and the MBC share acquisition, and we will mitigate the potential effects of this conflict of interest by seeking that this transaction be approved by the affirmative vote of a majority of the outstanding shares of our Common Stock not controlled by our executive officers or directors, as provided by Section 144 of the Delaware General Corporation Law.

Determination of the Exchange Ratio

Among the methodologies used to develop an appropriate exchange ratio was to consider the market value of the shares of our Common Stock that they would receive to the approximate cost basis of the investments made by MBC investors into MBC in the first quarter of 2000.  This approach resulted in some consistency with the approach taken for the acquisition of COMCOR's investment in CCTV, in which its approximate $28 million investment into CCTV was to be acquired at cost based upon the market price of our Common Stock, as long as such market price stayed within a range.  With the proposed MBC Share Acquisition, the structure of a fixed number of shares of our Common Stock for each share of MBC was elected to simplify the transaction for the individual MBC stockholders.   During June 2002, the time at which the terms of the MBC exchange offer were developed, the price of our Common Stock was at approximately $7.00 per share, which, at 150 shares of our Common Stock for each share of MBC stock, equates to a market value of stock to be issued of approximately $1,050, as compared to an original cost of $1,000 per MBC share.

Our Board of Directors did not consider adjusting the terms of the MBC exchange offer when our stock fell below $7.00 per share in September 2002, when we fixed at 4 million the number of shares that would have been issued to ACL for COMCOR's shares of CCTV.  Similarly, in 2003, when negotiations with COMCOR for revised terms and conditions were taking place, our Board believed that, given the degree of insider ownership of MBC stock, it was not appropriate to enhance the exchange ratio.  Our Board believes  that the market price of our Common Stock primarily reflects the market's valuation of our present and proposed investment in CCTV and that MBC stockholders should receive consideration consistent with this assessment.

Pursuant to the terms of the Exchange Agreement, we have offered, subject to the conditions set forth therein, to exchange 150 shares of our Common Stock for each MBC share tendered by the MBC Stockholders. If the MBC Stockholders exchange all of their shares in the MBC Share Acquisition, we will issue an aggregate of 2,250,000 shares of our Common Stock.  Following the acquisition of all of the MBC Stockholders' shares, MBC will be wholly-owned by our Company. Based upon the price of the Common Stock at the time of the signing of the Subscription Agreement with COMCOR, approximately $4.00 per share, the total consideration we are paying for the MBC shares pursuant to the MBC Share Acquisition will equal approximately $9,000,000. This would value all of MBC at approximately $12 million, and our current investment in MBC at $3 million.  At May 31, 2003,  our current investment in MBC had a book value of $1,797,000.

The Board's assessment of the reasonableness of the exchange ratio in the MBC Share Acquisition was, and continues to be, based upon:

   Discussions conducted by Messrs. Baker and Oliver Grace with certain MBC stockholders, including Mr. James Reeves and representatives of the Firebird Funds (these MBC stockholders are not affiliates of our Company) to assess the likelihood of an exchange offer being accepted by the MBC stockholders;
   The value contributed by MBC to obtain its ownership interest in CCTV. Since its initial investment, MBC has contributed a total of $14 million of cash directly into CCTV plus shares of IAS which have been recorded on CCTV's books at $634,000.
  The value of advances and loans to CCTV and the provisions for the Company to be able to contribute them to CCTV's equity capital and reduce the number of shares of our Common Stock that may be potentially issuable to COMCOR after the closing of the CCTV Share Acquisition. In addition, MBC currently has loans and advances to CCTV totaling $825,000 and additional shares of IAS which will be credited in the amount of $286,000 towards our additionally defined funding obligations, which if not met, would result in the issuance of the "make-up" shares to COMCOR.
  The expenses totaling approximately $4 million incurred by MBC in the four-year period ended December 31, 2002, which were incurred primarily to support the investment in CCTV and to protect its investment in IAS.
  The amount of MBC's remaining cash.  At May 31, 2003, MBC had approximately $400,000 of cash, of which we expect approximately $300,000 to be remaining and available after the consummation of the MBC Share Acquisition.

The Board did not make a comparison of its exchange offer to the MBC shareholders to the terms of the CCTV Share Acquisition.  The MBC Share Acquisition involves the acquisition of the CCTV equity owned by MBC and also additional assets, such as the $825,000 of loans and advances to CCTV and the shares of IAS,  which are anticipated to be used to partially fulfill our funding obligations to CCTV which will also serve to reduce certain of the contingent obligations to issue additional shares of our Common Stock we may have under terms of the CCTV Share Acquisition.  In addition, in considering the CCTV Share Acquisition, our Board also considered the terms of the services provided to CCTV by COMCOR as an element of the overall transaction.  Accordingly, although both transactions involve the acquisition of CCTV shares, the terms of each are not necessarily comparable.

In view of the wide variety of factors considered by our Board of Directors, our Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. Our Board of Directors believes that the risks associated with the MBC Share Acquisition are outweighed by the potential benefits of the transaction.  As a result, our Board of Directors believes that the MBC Share Acquisition and the consummation of the MBC Share Acquisition are fair to and in the best interests of our Company and our stockholders.

The Exchange Agreement

Although we have summarized the material terms of the Exchange Agreement, the summary does not purport to be complete and is subject in all respects to the specific provisions of the Exchange Agreement. We encourage you to carefully read the entire Exchange Agreement, which we have included as Annex D to this Proxy Statement and which is incorporated herein by reference.

Conditions to the MBC Closing

As provided in the Exchange Agreement, our obligation and the MBC Stockholders' obligation to consummate the MBC Share Acquisition is subject to the satisfaction or waiver of certain customary closing conditions in addition to the following:

  The CCTV Share Acquisition shall have been consummated or shall be consummated simultaneously with the closing of the MBC Share Acquisition (the "MBC Closing"), and we shall hold or shall have rights to acquire simultaneously with the MBC Closing substantially all of the capital stock of CCTV;
  Each Party shall have received all authorizations, consents and approvals of governmental and regulatory authorities referred to in the Exchange Agreement which are identical to the consents and approval required for the CCTV Share Acquisition.

Post Closing Covenants

In addition to certain customary obligations, our Company is obligated to make the capital contributions to CCTV which we are committed to make pursuant to the CCTV Share Acquisition.

Indemnification

Pursuant to the Exchange Agreement, the MBC Stockholders severally agree to indemnify us against certain losses due to breaches of the representations, warranties, covenants or other agreements made by the MBC Stockholders in the MBC Transaction Documents, as well as certain losses arising out of our securities filings where such losses are based on information provided to us by the MBC Stockholders for inclusion in our filings.

Termination of the Exchange Agreement

The Exchange Agreement may be terminated prior to the closing of the MBC Share Acquisition (i) by mutual written consent of our Company and the representative for the MBC stockholders which are Oliver R. Grace, Jr. and Francis E. Baker; (ii) by our Company in the event that any MBC Stockholder has breached any material representation, warranty or covenant contained in the Exchange Agreement; or (iii) by the representative for the MBC stockholders in the event that we have breached any material representation, warranty or covenant contained in the Exchange Agreement.

The Registration Rights Agreement

In connection with the MBC Closing, we will enter into a Registration Rights Agreement with the MBC Stockholders, the form of which is attached to this Proxy Statement as Annex E. Pursuant to the terms of the Registration Rights Agreement, we will grant the MBC Stockholders the right to participate, subject to customary exclusions, in future Company initiated registrations of our Common Stock with the Securities and Exchange Commission.

Participation of Certain Related Parties in the MBC Share Acquisition

Our officers, directors and their affiliates, taken as a whole, presently have a beneficial interest in, or voting control of, approximately 46.9%of MBC's issued and outstanding stock or approximately 62.5% of MBC's issued and outstanding stock not currently owned by us..  Accordingly, such officers, directors and affiliates will receive in the aggregate approximately 1,405,800 shares of our Common Stock in which they will have a beneficial interest or voting control, or approximately 16.4% of the shares estimated to be outstanding immediately after the Closing,

Under the terms of the MBC Share Acquisition, these officers, directors and their affiliates would benefit economically from the MBC Share Acquisition by increasing their respective ownership of shares of our

Common Stock and receiving the enhanced liquidity associated with our Common Stock, as opposed to the MBC shares, for which there is currently no public market.

As of September 3, 2003, the following table shows the beneficial ownership by our officers and directors  of MBC and of Andersen and the resultant total holdings of our Common Stock after the CCTV and MBC Share Acquisitions:

	MBC Beneficial Ownership	Shares of Common Stock to be Received	Shares Currently Beneficially Owned (7)		Total Shares to be Beneficially Owned

Oliver R. Grace, Jr. (1)	16.9%	508,526	329,174	15.7%	837,700	9.7%
Francis E. Baker (2)	2.5%	75,000	103,301	4.9%	178,301	2.1%
Peter N. Bennett (3)	1.0%	30,000	-	-	30,000	0.3%
John S. Grace (4)	21.6%	646,884	92,423	4.4%	739,307	8.6%
Louis A. Lubrano (5)	0.5%	15,000	-	-	15,000	0.2%
Thomas McPartland (3)	2.5%	75,000	-	-	75,000	0.9%
James J. Pinto (3)	1.8%	53,890	53,515	2.5%	107,405	1.2%
Andrew M. O'Shea (6)	0.1%	1,500	8,552	0.4%	10,052	0.1%

	46.9%	1,405,800	586,965	28.0%	1,992,765	23.1%

    Oliver R. Grace, Jr. is a Director and President and Chief Executive Officer of our Company, and the Chairman of the Board of MBC and a Director of CCTV.  Of the approximately 508,526 shares of our Common Stock which he will receive, 489,876 shares will be held by entities of which he is deemed to be a beneficial owner and 18,650 shares will be held by trusts and other vehicles for the benefit of relatives and other investors.  Mr. Grace Jr. is the brother of John S. Grace.
  Francis E. Baker is Chairman and Secretary of our Company, a Director and President of MBC, and a Director of CCTV.
  Messrs. Bennett, McPartland and Pinto are Directors of our Company.
   John S. Grace is a Director and employee of our Company.  Of the approximately 646,884 shares of our Common Stock he will receive, 465,331 shares will be held by entities of which he is deemed to be a beneficial owner, and 181,653 shares will be held by trusts and other entities for the benefit of certain of his relations and other investors.  Mr. Grace is the brother of Oliver R Grace, Jr.
    Louis A. Lubrano is a Director of the Company.  His shares are held by his daughter.
    Andrew M. O'Shea is our Chief Financial Officer and the Chief Financial Officer of MBC.
    Represents number of shares beneficially held by each of the named individuals, and excludes shares that may be acquired from the conversion of preferred stock or convertible debentures, or from the exercise of stock options.

In addition to the foregoing, we are informed that relatives of Oliver R. Grace, Jr. and John S. Grace may be deemed to have beneficial ownership of approximately 1.4% of the outstanding shares of MBC.

As a result of the potential economic benefits to be derived from the increased beneficial ownership of shares of our Common Stock, the foregoing persons may have conflicts of interests with respect to their fiduciary duties to our Company as they negotiate and carry out the terms of the proposed MBC Share Acquisition. Moreover, certain of our executive officers and directors who are also officers and directors of MBC may be deemed to have a conflict of interest with respect to their fiduciary duties to each entity that they serve as a result of the necessity of simultaneously acting in our interests and on our behalf, on the one hand, and MBC, on the other hand.  In recognition of these potential conflicts, our Board of Directors has recommended that, in addition to the Nasdaq Vote, we seek approval by a vote of a majority of the shares of our Common Stock present and voting at the Special Meeting not controlled by our executive officers and directors.  Our Board has not determined what action it will take if such approval is not obtained.

Appraisal Rights

If you choose to vote against Proposal 2, Section 262 of the Delaware General Corporation Law does not afford you any appraisal rights.

Regulatory Approvals

We are not aware of any regulatory approvals required to be obtained in connection with the consummation of the MBC Share Acquisition.

Accounting Treatment

In accordance with generally accepted accounting principles, we expect that the MBC Share Acquisition will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated based upon the estimated fair values of MBC's net assets at the date of the acquisition. Any excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill.

Material U.S. Federal Income Tax Consequences

The consummation of the MBC Share Acquisition will not have any material U.S. Federal income tax consequences to us or our stockholders. The U.S. Federal income tax consequences, if any, to the MBC Stockholders have not been evaluated by the Company.

 OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3:
THE SHARE INCREASE AMENDMENT

 Description of the Share Increase Amendment

On July 14, 2003, our Board of Directors approved and declared it to be advisable that you approve the Share Increase Amendment, and has directed that the Share Increase Amendment be submitted to the requisite stockholder vote at the Special Meeting for your approval. The Share Increase Amendment must be approved by you before the CCTV and MBC Share Acquisitions can be completed. We encourage you to carefully read the proposed Share Increase Amendment, which is one of the amendments reflected in the form of Certificate of Amendment to our Certificate of Incorporation attached as Annex F to this Proxy Statement and incorporated by reference herein.

Reasons for the Share Increase Amendment

We do not have enough unissued authorized shares of our Common Stock to effect both of the CCTV and MBC Share Acquisitions.  We are currently authorized to issue 6,000,000 shares of our Common Stock.  As of July 14, 2003, there were 2,099,908 shares of our Common Stock and 188,006 shares of our Preferred Stock issued and outstanding.  In addition, there was $2,081,000 of principal value of our Debentures outstanding.  After giving effect to the issuance of shares of our Common Stock upon the exercise of our currently existing stock options and the conversion of our Preferred Stock at current conversion rates and of the Debentures, 3,337,038 shares of our Common Stock are authorized and remain available for issuance.  If both of the CCTV and MBC Share Acquisitions are completed as proposed, and we issue 33,879 shares of our Common Stock in settlement of a CCTV liability, we will be required to issue 6,504,758 shares of our Common Stock, which significantly exceeds our currently available authorized but unissued shares of Common Stock.

In addition, we will be contingently liable to issue up to 477,994 "make-up" shares to COMCOR by March 2005, and we may choose to settle up to $1,500,000 of unpaid billings from COMCOR to CCTV through the issuance of up to 240,000 shares of our Common Stock by March 2006. The terms of the Preferred Stock include antidilution provisions which increase the number of shares of our Common Stock which may be received upon the conversion of the Preferred Stock upon the event that we issue shares of our Common Stock on terms that effectively dilute the equity interests of the holders of the Preferred Stock. The issuances of Common Stock to COMCOR and the MBC Stockholders may be potentially dilutive under the terms of the Preferred Stock.  If the issuance of our Common Stock to COMCOR, the MBC Stockholders and for the settlement of the CCTV liability are deemed to occur at $4.00 per share, the approximate market price of our Common Stock at the filing date of this proxy statement, then the conversion ratio for each share of Preferred Stock would increase from approximately 1.946 shares of Common Stock to approximately 3.129 shares of our Common Stock.  Based upon 188,006 outstanding shares of Preferred Stock, this would increase the potentially dilutive effects of the conversion of the Preferred Stock from 365,859 shares to approximately 588,334 shares.  This excludes the potentially dilutive effects of issuing make-up shares to COMCOR, or issuing COMCOR shares to settle potentially unpaid billings of CCTV or any shares that may be issued pursuant to grants of restricted stock or the exercise of stock options.

Also, if you should approve proposals 6 and 7 approving the Restricted Stock Plan and the Qualified Stock Option Plan, we will have to reserve up to 1,000,000 shares of our Common Stock to provide for grants of our Common Stock or the exercise of stock options.

In addition, the agreements we have entered into with COMCOR also contemplate that we will raise additional capital through a rights offering of our Common Stock to our stockholders and through a private placement of our Common Stock or other capital raising event.  Although the terms of such transactions, if they should occur, have not been determined, we believe it is in our stockholders' best interest to have a sufficient number of shares of our Common Stock authorized to enable us to complete such critical financing activities.

If you approve the Share Increase Amendment, we will have 15,000,000 authorized shares of Common Stock. If both of the CCTV and MBC Share Acquisitions are completed as proposed, and the Restricted Stock Plan and the Stock Option Plan are approved, immediately following the closings, an estimated 4,609,805 shares of Common Stock would remain available for future issuance, including for issuance of "make-up" shares, possible payment of CCTV's future liabilities and for capital-raising transactions contemplated as previously described.

Risks of the Share Increase Amendment

If you approve the Share Increase Amendment, but you do not approve, or we do not consummate, the CCTV Share Acquisition and the MBC Share Acquisition, then we will have greatly increased our authorized shares with no definitive plans for their use.

Possible Effects of the Share Increase Amendment

Until issued, the increase in the number of authorized shares of Common Stock will not have any immediate effect on your rights as an existing stockholder. However, following the issuance of shares pursuant to the CCTV and MBC Share Acquisitions, your percentage equity ownership in the Company will decrease significantly. We anticipate issuing approximately 6,470,879shares of Common Stock in these transactions plus an additional 33,879 shares to settle a $133,884 liability of CCTV.  These share issuances will increase the number of issued and outstanding shares of our Common Stock from 2,099,908 to 8,604,666 shares.  Therefore, your proportional ownership in the Company will be reduced significantly.

When issued, the additional shares authorized by this proposed amendment will have the same rights and privileges as the shares of our Common Stock currently authorized, issued and outstanding. Our Board of Directors may authorize the issuance of such shares of our Common Stock without further vote or action by you, except as contemplated hereby and as may be required by applicable laws or the rules of any national securities exchange or market on which shares of our Common Stock are then listed. Holders of our Common Stock do not have any preemptive rights, and therefore no stockholders have any preferential right to purchase any of the additional shares of our Common Stock when such shares are issued.

The additional authorized shares of our Common Stock could also create impediments to a takeover or change in control of our Company.  Authorized and unissued shares of our Common Stock could be issued in one or more transactions that would make a change in control of our Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of our Company. Accordingly, the increase in the number of authorized shares of our Common Stock may deter a future takeover attempt which holders of our Common Stock may deem to be in their best interest or in which holders of our Common Stock may be offered a premium for their shares over the then current market price.  The Share Increase Amendment was not approved by our Board of Directors in response to any threatened or perceived takeover threat, and we have no knowledge of such a threat as of the date of this Proxy Statement. Our Board of Directors has no current plans or intention to issue shares of our Common Stock, except in connection with the exercise of outstanding options, conversion of our Preferred Stock and Debentures, the CCTV and MBC Share Acquisitions, the settlement of a CCTV liability and the possible grants of stock under the Restricted Stock Plan and options under the Stock Option Plan.  However, as discussed, the agreements entered into with COMCOR contemplate a Rights Offering of our Common Stock and a possible private placement of our Common Stock to raise additional capital to support our business plans.  Such transactions would be expected to be undertaken without your additional consent.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 3.

 PROPOSAL 4:
CUMULATIVE VOTING AMENDMENT

Background

The May 23, 2003 Stock Subscription Agreement requires, as a condition precedent to both our obligation and COMCOR's obligation to close the CCTV Share Acquisition, that our Certificate of Incorporation be amended to require cumulative voting in the election of our directors.  The Cumulative Voting Amendment is one of the amendments reflected in the form of Certificate of Amendment to our Certificate of Incorporation attached as Annex F to this Proxy Statement and incorporated by reference herein.  If approved, the first time that this cumulative voting will be in effect is the first annual meeting of stockholders that is held following our closing of the CCTV Share Acquisition at which directors are elected.

Reasons for The Cumulative Voting Agreement

Cumulative voting is a method of electing the board of directors of a company that assures that minority stockholders holding a sufficient number of shares can elect at least one member or perhaps more than one member to the board of directors depending upon the number of shares held if the minority stockholders use their votes efficiently (see the discussion below regarding the efficient use of cumulative voting).  When cumulative voting is used, the number of votes possessed by each stockholder in the election of directors is equal to the number of shares held by each stockholder multiplied by the number of directors that are being elected.  Contrary to the regular method of voting for directors (or non-cumulative voting), when cumulative voting is used, the stockholder may allocate or pool these votes to vote for one, more than one, or any number of the directors as each stockholder elects.  Whether a given stockholder (or group of stockholders acting together) has sufficient shares to elect a single director or more than one director is a function of both the number of directors to be elected and the number of shares held by the stockholder or stockholder group.  The greater the number of directors being elected, the greater number of votes minority stockholder may concentrate on a single candidate or on more than one candidate but less than all of the candidates.

Under Delaware law, which is applicable to our Company, a company may have cumulative voting only if its Certificate of Incorporation specifically authorizes it.  Our Board of Directors recommends that our Certificate of Incorporation be amended to require cumulative voting for our Board of Directors in order that minority stockholders will be able to elect directors and have representation on the board.  If our Certificate of Incorporation is not amended to require cumulative voting, both COMCOR and our Company would have the right to terminate the Stock Subscription Agreement.

Upon closing of the CCTV and MBC Share Acquisitions contemplated by this Proxy Statement, 8,604,666 shares of our Common Stock will be issued and outstanding absent any other issuance of our Common Stock.  Accordingly, absent the effects of the Voting Agreement, as discussed below, without a cumulative voting provision, COMCOR, which will own approximately 49.1% of the outstanding shares of our Common Stock, could control the election of our Board of Directors with either (i) the acquisition in the open market of 81,455 or more shares of our Common Stock, (ii) the cooperation of the holders of 81,455 or more shares of our Common Stock or (iii) the abstention from voting of 162,907 shares of our Common Stock.

Our Board of Directors is currently comprised of seven (7) members and, according to the Voting Agreement (discussed below) which will be signed on the date of the CCTV Closing, the size of the Company's Board of Directors will remain at seven (7) indefinitely.

Under cumulative voting, the holders of 1,229,239 shares of our Common Stock, if they were to concentrate their votes for one nominee of their choosing, could guarantee the election of one member to our Board of Directors.  However, due to the fact that usually not all shares are voted, a smaller number of shares would probably be sufficient to elect a director.  Accordingly, absent the Voting Agreement which commits COMCOR to voting its shares for four nominees as discussed later, under cumulative voting COMCOR could guarantee the election of three members to our Board of Directors and with the absence of shares being voted, or with votes from other stockholders being directed to other nominees, it could reasonably be expected to elect four members to our Board.  The Voting Agreement will delay COMCOR's ability to control the Board of Directors for eighteen months from the closing of the CCTV Share Acquisition, by which time we expect to have issued additional shares of our Common Stock in a Rights Offering, a public or private placement of our Common Stock, upon the issuance of our Common Stock through the conversion of our Preferred Stock, or pursuant to grants of shares under the Restricted Stock Plan, or the exercise of existing stock options, or options that may be granted pursuant to the Stock Option Plan, if such plans are approved pursuant to Proposals 5 and 6.  However, there can be no assurance that such share issuances will occur, or if they do occur, will sufficiently dilute COMCOR's ability to control the Board after the expiry of the Voting Agreement.  Additionally, there is currently no cause to believe that if COMCOR should exercise its rights after the termination of the Voting Agreement, that its nominees to the Board would not be acceptable to the Shareholders, as defined in the Voting Agreement, to the current members of the Board, or to you as our current stockholders.

The Cumulative Voting Proposal will also provide that the cumulative voting provision in our Certificate of Incorporation may be amended only by a vote of the holders of two-thirds of our outstanding Common Stock.  Under Delaware law, unless our Certificate of Incorporation provides for this two-thirds requirement, the cumulative voting provision could be rescinded by the vote of the holders of a majority of our outstanding Common Stock.  Because it believes the cumulative voting requirement is important to the corporate governance structure of our Company, our Board recommends that this higher threshold to delete the cumulative voting provision be adopted by our stockholders.

Impact of The Voting Agreement on Cumulative Voting

Pursuant to the Stock Subscription Agreement, a Voting Agreement in the form of Annex C to this Proxy Statement, will be signed at the CCTV Closing.  The Voting Agreement requires COMCOR, Oliver R. Grace, Jr., our President and Chief Executive Officer, and Francis E. Baker, our Chairman and Secretary (Messrs. Grace and Baker being defined in the Voting Agreement as the "Stockholders"), to vote their shares in favor of causing and maintaining the size of the Company's Board of Directors at seven (7) and to vote for the three (3) nominees for the Board of Directors of the Company nominated by COMCOR and the four (4) nominees for the Board of Directors of the Company nominated by Messrs. Grace and Baker, as the "Stockholders" in the Voting Agreement.

In the case of the parties to this Voting Agreement (i.e., Messrs. Grace and Baker and COMCOR, which as of the CCTV closing will together own an estimated 61% of our Common Stock), the Voting Agreement will have the effect of negating cumulative voting for the parties to the Voting Agreement for so long as it is in effect, but the cumulative voting requirement will be effective for our stockholders that are not parties to the Voting Agreement.  The Voting Agreement terminates on the earlier of: (a) the mutual agreement of COMCOR and Messrs. Grace and Baker to terminate the Voting Agreement, (b) whenever COMCOR's percentage of Company share ownership goes below 5% (such percentage of Company shares currently projected to be held by COMCOR being 49.1%), (c) whenever Messrs. Grace's and Baker's joint percentage voting control of Company shares goes below 5% (such percentage of Company shares currently projected to be held by Messrs. Grace and Baker being (11.9%), (d) the execution of a New Voting Agreement (defined as a new Voting Agreement that may be signed when third party financing is arranged for the Company after the CCTV Closing that calls for the issuance of at least 10% of the Company's then issued and outstanding stock), or (e) 18 months following the execution of the Voting Agreement on the date of the CCTV Closing.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 4.

PROPOSAL 5:
NAME CHANGE AMENDMENT

On September July 14, 2003, our Board of Directors approved and recommended that you approve the Name Change Amendment. The Name Change Amendment is one of the amendments reflected in the form of Certificate of Amendment to our Certificate of Incorporation attached as Annex F to this Proxy Statement and incorporated herein by reference.

Summary of the Name Change Amendment

Our historical activities have principally been in the areas of manufacturing and investments.  From February 1991 to March 2002, our primary activity was represented by our investment in JM Ney, when we sold substantially all of the operating assets and certain liabilities of JM Ney. Our current primary investments are a 6.3% equity investment in CCTV as a result of a $3.5 million cash investment made in May 2003 pursuant to the agreements with COMCOR and a 25% equity interest in MBC which holds an approximately 41.7% equity interest in CCTV. As described in Proposals 1 and 2 of this Proxy Statement, we are seeking to acquire control over the remaining equity interests in CCTV over which we do not currently have direct or indirect control.

Our Board of Directors has determined that the name of our corporation no longer reflects the business in which we are presently engaged and that the name "Moscow CableCom Corp." will more clearly identify us as a participant in the cable industry and improve our marketing and capital fundraising efforts.

If you approve the Name Change Amendment but we do not close on our proposed acquisition of CCTV as outlined in Proposals 1 and 2, our Board will not adopt the approval of this name change.

If you approve the Name Change Amendment, we will cause the trading symbol for our Common Stock to be changed from "ANDR" to a symbol more readily associated with our new name. The currently outstanding stock certificates evidencing shares of our Common Stock bearing the name "Andersen Group, Inc." will continue to be valid and represent shares of our Common Stock following the name change. In the future, new certificates will be issued bearing our new name, but this will in no way effect the validity of your current stock certificates.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 5.

PROPOSAL 6:
2003 STOCK PLAN

 On September 2, 2003, our Board adopted the Andersen Group, Inc. 2003 Stock Plan.  Our Board believes that stock awards  will be an important element in attracting and retaining key employees, directors and consultants who are expected to contribute to our Company's growth and success.  Our Company does not currently have a stock plan.

Summary Of Andersen Group Stock Plan

The following is a brief summary of the Stock Plan.  The following summary is qualified in its entirety by reference to the Stock Plan, a copy of which is attached as Annex G to this Proxy Statement and incorporated herein by reference.

Description of Stock

The Stock Plan provides for the grant of shares of our Common Stock. Stock awards may take two forms.  The shares may be awarded free of any restrictions on transferability and not be subject to any substantial risk of forfeiture, as in the case of awards that are made in lieu of cash compensation.  Alternatively, the stock awards may be in the form of restricted stock which are subject to forfeiture in the event that the conditions specified in the applicable restricted stock agreement are not satisfied prior to the end of the applicable restriction period established for such restricted stock award.  Shares of our Common Stock which may be issued under the Stock Plan may not exceed 330,000 shares.

Eligibility to Receive Stock Awards

Our executive officers and other key employees, directors and consultants are eligible to be granted stock awards under the Stock Plan.  The granting of stock awards under the Stock Plan is discretionary, and we cannot now determine whether stock awards will be granted in the future to any particular person or group.

On September 2, 2003, the last reported sale price of our Common Stock on The Nasdaq National Market was $5.55 per share.

Administration

The Stock Plan is administered by our Compensation Committee appointed by our Board of Directors.  The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Plan and to interpret the provisions of the Stock Plan.  Subject to any applicable limitations contained in the Stock Plan, the Compensation Committee selects the recipients of stock awards and determines:

   the quantity of such stock awards; and
  the conditions, terms and limitations of restricted stock awards to be set forth in a restricted stock agreement.

In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Common Stock identified by the Compensation Committee, the Board or the Compensation Committee, in their sole discretion, may, make such adjustments, if any, in (i) the number and type of shares authorized for issuance by the Stock Plan and (ii) the number and type of shares specified in any applicable restricted stock agreement.  If any restricted stock award is terminated, surrendered, canceled or forfeited, the unused shares of our Common Stock covered by such restricted stock award will again be available for grant under the Stock Plan.

Amendment or Termination

No stock award may be made under the Stock Plan after September 1, 2013.  Our Board may at any time amend, suspend or terminate the Stock Plan.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to stock awards granted under the Stock Plan.

Tax Consequences to the Holder

A participant will recognize ordinary compensation income upon the grant of a stock award that is not a restricted stock award in an amount equal to the difference between the fair market value of the Common Stock at the time the stock award is granted and the purchase price paid for the Common Stock, if any.

A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Internal Revenue Code (a Section 83(b) Election").  If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the restricted stock award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the restricted stock award in granted and the purchase price paid for the Common Stock, if any.  If a participant makes a Section 83(b) Election and then forfeits the Common Stock, the participant will not be permitted to reverse the amount of ordinary income recognized, but will have a capital loss in such amount.  If a Section 83(b) Election is not made, the participant will recognize ordinary compensation income at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock, if any.

The participant will have a tax basis in the Common Stock acquired upon a stock award equal to the sum of the price paid, if any, and the amount of ordinary compensation income recognized.

Upon the disposition of the Common Stock acquired pursuant to a stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock.  The gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.  For this purpose, the holding period will begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the date the restricted stock award is granted if a Section 83(b) Election is made.  In the case of a stock award that is not a restricted stock award, the holding period will begin just after the date on which the stock award is granted.

This description is only a summary of current law and does not reflect any tax consequences in any other jurisdiction.  Each participant is urged to seek advice from his or her personal tax adviser.

Tax Consequences to the Company.

The Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Stock Plan at the same time that the participant recognizes ordinary compensation income.  Any such deduction will be subject to the limitations of Section 162(m) of the Code. In general, the sale of any Common Stock acquired under the Stock Plan will not have any tax consequences to the Company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 6.

PROPOSAL 7:
2003 STOCK OPTION PLAN

On September 2, 2003, our Board adopted the Andersen Group, Inc. 2003 Stock Option Plan. Our Board believes that stock option awards will be an important element in attracting and retaining key employees, directors and consultants who are expected to contribute to our Company's growth and success.  Our Company does not currently have a Stock Option Plan pursuant to which it may grant options.

Summary Of Andersen Group Stock Option Plan

The following is a brief summary of the Stock Option Plan.  The following summary is qualified in its entirety by reference to the Stock Option Plan, a copy of which is attached as Annex H to this Proxy Statement and incorporated herein by reference.

Description of Awards

The Stock Option Plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and non-qualified stock options.  Shares of the our Common Stock which may be issued and which is subject to outstanding but unexercised stock options under the Stock Option Plan may not exceed 670,000 shares.

Incentive Stock Options and Non-Qualified Stock Options.  Optionees receive the right to purchase a specified number of shares of our Common Stock at some time in the future at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant.  Options may be granted at an exercise price which may be equal to or greater than the fair market value of the Common Stock on the date of grant.  Under present law, however, incentive stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting power of the Company).  Options may not be granted for a term in excess of ten years.  The Stock Option Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or by surrender to the Company of shares of our Common Stock, or by any combination thereof.

Eligibility to Receive Awards

Our employees, directors and consultants are eligible to be granted awards under the Stock Option Plan.  Under present law, however, incentive stock options may only be granted to employees.  The granting of awards under the Stock Option Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On September 2, 2003, the last reported sale price of the Company's Common Stock on The Nasdaq National Market was $5.55.

Administration

The Stock Option Plan is administered by the Compensation Committee appointed by our Board.  The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Stock Option Plan and to interpret the provisions of the Stock Option Plan.  Subject to any applicable limitations contained in the Stock Option Plan, the Compensation Committee selects the recipients of awards and determines:

(i)         The number of shares of our Common Stock covered by options and the dates upon which such options become exercisable;

(ii)        The exercise price of options; and

(iii)       The duration of options.

Our Board is required to make appropriate adjustments in connection with the Stock Option Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events.  In the event of a merger, liquidation or other change in the number or kind of outstanding shares of our Common Stock, the Compensation Committee or our Board is authorized to make such adjustments as are equitable.  If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such award will again be available for grant under the Stock Option Plan.

Amendment or Termination

No Award may be made under the Stock Option Plan after September 1, 2013, but awards previously granted may extend beyond that date.  Our Board may at any time amend, suspend or terminate the Stock Option Plan.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Stock Option Plan and with respect to the sale of Common Stock acquired under the Stock Option Plan.

Incentive Stock Options.  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option.  Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of the Common Stock acquired through the exercise of the option.  The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling Common Stock acquired upon the exercise of an ISO will vary with the length of time that the participant has owned the Common Stock at the time it is sold.  If the participant sells Common Stock after having owned it for at least two years from the date the option was granted  and one year from the date the option was exercised, then the participant will recognize long-term capital grain in an amount equal to the excess of the sale price of the Common Stock over the exercise price.

If the participant sells the Common  Stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the date of exercise in a disqualifying disposition, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain.  This capital gain will be a long-term capital gain if the participant has held the Common Stock for more than one year prior to the date of sale.

If a participant sells Common Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the Common Stock.  This capital loss will be a long-term capital loss if the participant has held the Common Stock for more than one year prior to the date of sale.

Non-Qualified Stock Options.  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-qualified stock option.  Unlike the case of an incentive stock option, however, a participant who exercises a non-qualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option on the exercise date over the exercise price.

With respect to any Common Stock acquired upon the exercise of a non-qualified option, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option.  Upon selling the Common Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock.  This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

This description is only a summary of current law and does not reflect any tax consequences in any other jurisdiction.  Each participant is urged to seek advice from his or her personal tax adviser.

Tax Consequences to the Company.  The grant of an award under the Stock Option Plan will have no tax consequences to the Company.  Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Stock Option Plan will have any tax consequences to the Company.  The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Stock Option Plan, including as a result of the exercise of a non-qualified stock option or a disqualifying disposition, at the same time that the participant recognizes ordinary compensation income.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF PROPOSAL 7.

FORWARD-LOOKING INFORMATION

This Proxy Statement includes statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding our ability to consummate the MBC Share Acquisition and the CCTV Share Acquisition and regarding the operations of CCTV. Forward-looking statements also include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects" or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things.  These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the risks described in our Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors does not intend to present and has not been informed that any other person intends to present any matter for action at the Special Meeting other than as discussed in this Proxy Statement.  If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

AVAILABLE INFORMATION

The following reports which we have filed with the Securities and Exchange Commission are incorporated by reference into this Proxy Statement:

  Annual Report on Form 10-K for the fiscal year ended February 28, 2003.
  Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003.
  Proxy Statement for Annual Meeting of Stockholders held on June 20, 2003.
  Current Reports on Form 8-K filed May 29, 2003, June 6, 2003, July 3, 2003, July 8, 2003 and July 24, 2003.

We also incorporate by reference additional documents that we may file with the SEC between the date of this document and the date of the special meeting.  These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

The Annual Report on Form 10-K of the fiscal year ended February 28, 2003 and the Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003 are being furnished to stockholders with this proxy statement.

Any of the other documents incorporated by reference in this proxy statement are available without charge to you if you contact Andrew M. O'Shea, our Chief Financial Officer, by telephone at (860) 298-0444, by mail to 5 Waterside Crossing, Windsor, CT 06095.

The Appendices are part of this Proxy Statement and are incorporated herein.

We are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information that we file may be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically.

ANDERSEN GROUP, INC.

Francis E. Baker
Secretary

[_________], 2003

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial reporting aspects of the CCTV and MBC Share Acquisitions. The following tables present the pro forma consolidated financial condition of Andersen as if the transactions had taken place as of May 31, 2003, and the pro forma consolidated results of operations of Andersen for the year ended February 28, 2003 and the three months ended May 31, 2003 as if the transactions had occurred on March 1, 2002.

These pro forma financial schedules present the arithmetic combinations of the separate financial results of Andersen, MBC and CCTV with certain intercompany eliminations and pro forma adjustments. You should not assume that Andersen would have achieved the pro forma results if the CCTV and MBC Share Acquisitions had actually been in for the periods presented.

The pro forma schedules on pages F-2 through F-4 utilize Andersen's unaudited consolidated balance sheet as of May 31, 2003, and our unaudited results of operations for the three months then ended, as reported in our Form 10-Q for the period ended May 31, 2003. They also utilize the unaudited balance sheets of MBC and CCTV as of March 31, 2003 and their unaudited results of operations for the three months then ended, which were provided to us by these companies, and were presented in summarized form in the footnote disclosures in our May 31, 2003 Form 10-Q.  The information for the year ended February 28, 2003 for Andersen, and for the year ended December 31, 2002 for each of MBC and CCTV, was obtained from the audited financial statements of each of these three entities, all of which were included in our Form 10-K for the fiscal year ended February 28, 2003.  The financial statements for Andersen, MBC and CCTV were all audited by PricewaterhouseCoopers, whose reports thereon are also included in our Form 10-K.

We expect to incur acquisition related expenses as a result of the CCTV and MBC Share Acquisitions.  We also anticipate that the merger may provide the resulting company with financial benefits, such as the opportunity to generate additional revenues and earnings, or to reduce expenses that have been incurred during the period leading up to and through May 2003, at which time we entered into the agreements with COMCOR to acquire its investment in CCTV.  However, neither the effects of the transaction expenses nor of the anticipated revenue or expense benefits, have been factored into the pro forma combined statements of operations.  For that reason, the pro forma combined information, while helpful in illustrating the financial reporting effects of the resulting company under one set of assumptions, does not attempt to predict or suggest future results.  The pro forma adjustments are described in the accompanying notes and are based on available information and certain assumptions that we believe to be reasonable.

The accompanying pro forma information may not necessarily reflect the actual results that may occur upon the closings of the CCTV and MBC Share Acquisitions, which will result in the acquisition of 100% of CCTV.  Among factors that could cause actual results to differ from this pro forma information are the market price for our Common Stock could differ from the underlying assumptions which could result in different valuations for the acquisition of the CCTV and MBC shares.  The footnote disclosures to the pro forma financial information present certain information based on prices for our Common Stock that are both higher and lower than the approximate market value of $4.00 per share utilized in the accompanying pro forma schedules.  In addition, our operating results from May 31, 2003 through the closing of the transactions, and the operating results of MBC and CCTV from March 31, 2003 through the closing of the transactions may affect the balance sheets of those companies and their abilities to operate as planned.  We also may not be able to acquire all of the shares of MBC not presently held by us, which would result in a minority interest in CCTV.

INDEX TO PRO FORMA FINANCIAL STATEMENTS

ANDERSEN GROUP, INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL INFORMATION

As of and For the Three Months Ended May 31, 2003
And for the Year Ended February 28, 2003

Unaudited Pro Forma Consolidated Condensed Financial Statements:

Unaudited Pro Forma Consolidated Condensed Balance Sheet as of May 31, 2003, 2003	F-2

Unaudited Pro Forma Consolidated Condensed Statements of Operations for the Three Months Ended May 31, 2003	F-3

Unaudited Pro Forma Consolidated Condensed Statements of Operations for the Year Ended February 28, 2003	F-4

Unaudited Notes to Consolidated Condensed Financial Statements	F-5

ANDERSEN GROUP, INC. Pro Forma Consolidated Condensed Balance Sheet As of May 31, 2003 (In thousands, except per share data) (Unaudited)

				Pro Forma Adjustments

	Andersen Group	Moscow Broad-band	COMCOR -TV	COMCOR Investment in CCTV	Invest-ment in MBC	Invest-ment in CCTV	Elimi-nation Entries	Consoli-dating Entries	Pro Forma Consoli-dated Totals

	(Note A)	(Note A)	(Note A)	(Note B)	(Notes C and G)	(Notes D and G)	(Notes E and G)	(Notes F and G)

Cash and cash equivalents	$ 1,773	$ 477	$ 159	-	-	$ (138)	$ 3,500	-	$ 5,771
Marketable securities	2,265	-	-	-	-	-	-	-	2,265
Accounts and other receivables	35	823	76	-	-	276	(1,099)	-	111
Inventories	-	-	3,333	-	-	-	-	-	3,333
Taxes recoverable	-	-	1,151	-	-	-	-	-	1,151
Prepaid expenses and other current assets	318	-	753	-	-	-	-	-	1,071

Total current assets	4,391	477	5,472	-	-	138	2,401	-	13,702

Property, plant and equipment, net	3,345	-	11,506	-	-	-	-	-	14,851
Construction in process and advances	-	-	3,241	-	-	-	-	-	3,241
Prepaid pension expense	4,633	-	-	-	-	-	-	-	4,633
Intangible assets, net	-	-	7,589	-	-	-	-	(4,203)	3,386
Goodwill	-	-	59	-	-	-	-	(59)	-
Investment in Moscow Broadband	1,797	-	-	-	9,000	-	-	(10,797)	-
Investment in COMCOR-TV	3,500	7,408	-	-	-	16,884	(3,500)	(24,292)	-
Investment in IAS (Note I)	-	48	6,247	-	-	-	-	-	6,295
Other assets	744	-	-	-	-	-	-	-	744

Total assets	$ 18,410	$ 8,756	$ 34,114	$ -	$ 9,000	$ 17,022	$ (1,099)	$ (39,351)	$ 46,852

Current maturities of long-term debt	$ 407	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 407
Accounts payable	286	26	2,884	(1,380)	-	-	(1,099)	-	717
Accrued liabilities	490	18	1,167	-	-	-	-	-	1,675
Deferred income taxes	305		-	-	-	-	-	-	305

Total current liabilities	1,488	44	4,051	(1,380)	-	-	(1,099)	-	3,104
Long-term debt, less current maturities	1,674	-	-	-	-	-	-	-	1,674
Other liabilities	913	-	26	-	-	-	-	-	939
Deferred income taxes	1,701	-	1,745	-	-	-	-	(967)	2,479

	5,776	44	5,822	(1,380)	-	-	(1,099)	(967)	8,196
Stockholders' equity
Preferred Stock	3,497	-	3	-	-	-	-	(3)	3,497
Common stock	21	19,002	40	-	23	43	-	(19,043)	86
Additional paid-in capital	6,653	1,409	42,307	1,380	8,977	16,979	-	(45,095)	32,610
Retained earnings	2,463	(11,699)	(14,058)	-	-	-	-	25,757	2,463

Total stockholders' equity	12,634	8,712	28,292	1,380	9,000	17,022	-	(38,384)	38,656

	$ 18,410	$ 8,756	$ 34,114	$ -	$ 9,000	$ 17,022	$ (1,099)	$ (39,351)	$ 46,852

ANDERSEN GROUP, INC. Pro Forma Consolidated Condensed Statement of Operations For the Three Months Ended May 31, 2003 (In thousands, except per share data) (Unaudited)
	Andersen Group	Moscow Broadband	COMCOR-TV	Eliminations	Pro Forma Adjustments	Pro Forma Totals

	(Note A)	(Note A)	(Note A)	(Note E)	(Note F)

Sales and revenue:
Subscription Fees	-	-	$ 522	-	-	$ 522
Connection fees and equipment sales	-	-	122	-	-	122
Other	-	-	76	-	-	76

Total revenues	-	-	720	-	-	720
Cost of sales			1,179	-	(149)	1,130

Gross margin	-	-	(459)	-	(149)	(310)
General and administrative expenses	885	74	797	-	-	1,756

Operating income (loss)	(885)	(74)	(1,256)	-	(149)	(2,066)

Investment income and other income	610	5		(3)	-	612
Interest expense	(57)	-	(3)	3	-	(57)
Foreign exchange loss	-	-	(20)	-	-	(20)

Income before equity in losses of unconsolidated subsidiary and income taxes	(332)	(69)	(1,279)	-	(149)	(1,531)
Equity in losses of Moscow Broadband	(174)	-	-	174	-	-
Equity in losses of COMCOR-TV	-	(612)	-	612	-	-
Equity in income (loss) of IAS (Note I)	-	-	(45)	-	(2)	(47)

Loss before income taxes	(506)	(681)	(1,324)	786	147	(1,578)
Income tax (benefit)	(93)	-	(69)	-	33	(129)

Net loss	(413)	(681)	(1,255)	786	114	(1,449)
Minority interest	-	-	-	-	-	-

Net income	(413)	(681)	(1,255)	786	114	(1,449)
Preferred dividends	(71)	-	-	-	-	(71)

(Loss) applicable to common shareholders	$ (484)	$ (681)	$ (1,255)	$ 786	$ 114	$ (1,520)

Loss per Common Share - Basic and Diluted:	$ (0.23)					$ (0.18)

Weighted average shares outstanding - basic and diluted (Note H)	2,100	2,250	4,255			8,605

ANDERSEN GROUP, INC. Pro Forma Consolidated Condensed Statement of Operations For the Year Ended February 28, 2003 (In thousands, except per share data) (Unaudited)
	Andersen Group	Moscow Broadband	COMCOR-TV	Eliminations	Pro Forma Adjustments	Pro Forma Totals

	(Note A)	(Note A)	(Note A)	(Note F)	(Note F)

Sales and revenue:
Subscription fees	-	-	$ 1,365	-	-	$ 1,365
Connection fees and equipment sales	-	-	481	-	-	481
Other	-	-	95	-	-	95

	-	-	1,941	-		1,941

Cost of sales	-	-	3,691	-	(597)	3,094

Gross margin	-	-	(1,750)	-	597	(1,153)
General and administrative expenses	2,531	487	3,210	-	-	6,228

Operating (loss) income	(2,531)	(487)	(4,960)	-	597	(7,381)

Investment income and other income	914	68		(27)		955
Interest expense	(256)		(27)	27		(256)
Foreign exchange loss	-	-	(56)	-	-	(56)

Income before equity in losses of unconsolidated subsidiary and income taxes	(1,873)	(419)	(5,043)	-	597	(6,738)
Equity in losses of Moscow Broadband	(712)	-	-	712	-	-
Equity in losses of COMCOR-TV	-	(2,429)	-	2,429	-	-
Equity in losses of IAS	-	-	(95)	-	(139)	(234)

Loss before income taxes	(2,585)	(2,848)	(5,138)	3,141	458	(6,972)
Income tax (benefit)	(535)		(283)		131	(687)

Net income from continuing operations	(2,050)	(2,848)	(4,855)	3,141	327	(6,285)
Minority interest			(3)			(3)

Net (loss) income	(446)	(2,848)	(4,858)	3,141	327	(6,288)
Preferred dividends	(282)	-	-	-	-	(282)

(Loss) applicable to common shareholders	$ (728)	$ (2,848)	$ (4,858)	$ 3,141	$ 327	$ (6,570)

Loss per Common Share - Basic and Diluted:
Net loss from continuing operations	$ (1.11)					$ (0.76)

Weighted average shares outstanding -basic and diluted (Note H)	2,097	2,250	4,255			8,602

ANDERSEN GROUP, INC.

Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

A)     The historical balance sheet information is as of May 31, 2003 for Andersen Group, Inc., and as of March 31, 2003 for each of Moscow Broadband and CCTV.  The historical statement of operations information for Andersen is for the three months ended May 31, 2003 and the year ended February 28, 2003.  The statement of operations information for each of MBC and CCTV is for the three months ended March 31, 2003 and the year ended December 31, 2003.  Such information has been derived from Andersen's Form 10-Q for the period ended May 31, 2003, its Form 10-K for the year ended February 28, 2003 and from information provided by MBC and CCTV.

B)      COMCOR Investment in CCTV.

Pursuant to the agreements signed, COMCOR will make an additional capital contribution to CCTV in the amount approximate of $1,380,000 through the settlement of liabilities as of December 31, 2002, and as partial settlement of charges incurred or to be incurred in 2003.

C)      Investment in MBC.

The Company will issue 150 shares of its Common Stock for each of the 15,000 shares of MBC presently outstanding and not owned by the Company. Such stock has been valued at $4.00 per share (the approximate market value of the Company's common stock at the time the agreements with COMCOR were signed) for total pro forma consideration of $9.0 million. As further described in Note G, the difference between the purchase price for this additional ownership in Moscow Broadband and the reported value of the Company's current ownership in Moscow Broadband over Moscow Broadband's  net assets has been allocated to MBC's investment in CCTV and further allocated to CCTV's assets and liabilities.

D)     Investment in CCTV.

  Pursuant to a letter agreement entered into in May 2003, Andersen agreed to settle approximately $276,000 of CCTV's liabilities through the payment of $138,000 in cash, which was made in June 2003, and through the issuance of 33,879 shares of Andersen common stock to settle the remainder $138,000.  These adjustments record the cash payment and issuance of common stock as advances to CCTV which are eliminated in consolidation as explained in Note E and records the value of the stock issuance as the $138,000 value received in exchange for such issuance.  Andersen has the right to contribute these amounts to CCTV's equity to partially satisfy further funding obligations to CCTV.
  At the closing of the CCTV share acquisition, Andersen will issue 4,220,879 shares of its common stock in exchange for COMCOR's investment in CCTV, including the investment to be acquired as discussed in Note B.  The pro forma financial statements reflect this investment in CCTV by the Company at the market value of the shares to be issued, which has been reflected at $4.00 per share, for an aggregate consideration of $16,884,000.  See note G for discussion of the allocation of the purchase price and the impact of such accounting at varying market prices for Andersen's common stock.

  Andersen will be contingently liable for the issuance of up to 477,994 additional shares of its Common Stock to COMCOR by March 31, 2005 if it dos not make up to $5,829,000 of additional equity contributions to CCTV.  If such shares are issued, based upon the market price assumptions utilized in the preparation of these pro forma financial statements, it would increase the consideration paid by approximately $1,912,000.

E)      Elimination Entries.

  The $3,500,000 investment into CCTV which Andersen made in May 2003 pursuant to the agreements with COMCOR is not similarly reflected on CCTV's balance sheet due to the two month lag in Andersen's reporting of its equity interest in MBC and CCTV, as a result of differing fiscal years.  Accordingly for purposes of pro forma financial presentation the cash has been added back and Andersen's investment in CCTV has been offset.

Intercompany receivables, advances and loans have been eliminated as follows (in thousands):

Andersen 's purchases of CCTV liabilities as discussed in Note D	$ 276
MBC's advances and loans to CCTV, including accrued interest	823

Total	$ 1,099

  Intercompany interest between MBC, and CCTV for the three months ended March 31, 2003 and for the year ended December 31, 2003 in the amounts of $3,000 and $27,000, respectively, have been eliminated in the interim and latest fiscal year pro forma statements of operations.
  Andersen's equity in the losses of MBC and MBC's equity in the losses of CCTV for each of the three and twelve month periods presented have been eliminated in the pro forma statements of operations.

F)       Consolidating Entries.

Pro Forma Balance Sheet

  The excess of the book value of the net assets acquired in the CCTV and MBC Share Acquisitions has been reflected as a write-off of the goodwill on CCTV's balance sheet which relates to its purchase of a 51% interest in Persey in July 2000, and as a write-down of CCTV's licenses which were contributed by COMCOR in April 2000, and of the related deferred income tax liability.  See note G for detailed calculations.

Pro Forma Statement of Operations

  Pro forma adjustments have been reflected to show the lower amount of amortization of the licenses, based on their lower valuation as previously noted, and to show a reduced income tax benefit associated with the lower license amortization.  The adjustment has been reflected to show the impact of the change in the amortization based on an estimated remaining amortization period of seven years.

  Pro forma adjustments have been reflected in the three month pro forma statement of operations to show an increased equity in the losses of IAS based upon the increased ownership as a result of MBC's approximately 1.8% ownership in IAS being added to CCTV's approximately 41.7% ownership.  For the twelve month pro forma statement of operations the pro forma equity in IAS's results have been reflected for the entire period, as compared to the five month period during which CCTV utilized equity accounting.  The increase in the ownership of IAS as a result of the inclusion of MBC's ownership of IAS has been similarly reflected.

G)        Accounting for Issuance of Stock in MBC and CCTV Share Acquisition

            The pro forma financial information has been prepared based on valuing the consideration to be paid by Andersen using an estimated market price of $4.00 per share for Andersen's common stock.  The following table outlines the elements of the accounting and the valuation, and the impacts on such accounting based upon both a $1.00 increase and a $1.00 decrease in the price per share of Andersen common stock (in thousands):

	$3.00 per share	$4.00 per share	$5.00 per share

Value of common stock to be issued to:
MBC shareholders	$ 6,750	$ 9,000	$ 11,250
COMCOR	12,663	16,884	21,104
Value of investment in MBC	1,797	1,797	1,797
Value of investment in CCTV	3,500	3,500	3,500

Total investment in CCTV/MBC	24,710	31,181	37,651

Book value of net assets to be acquired:
Book value of MBC	8,712	8,712	8,712
Less: MBC's investments in CCTV	7,408	7,408	7,408

Net book value of MBC	1,304	1,304	1,304
Book value of CCTV	28,292	28,292	28,292
Additional investment in CCTV by:
COMCOR	1,380	1,380	1,380
Andersen Group	3,500	3,500	3,500

Total book value acquired	34,476	34,476	34,476

(Short fall in) Excess of purchase price from book value of net assets acquired	$ (9,766)	$ (3,295)	$ 3,175

The pro forma short fall of the purchase price from the book value of the net assets acquired has been allocated as follows:

Goodwill associated with CCTV's acquisition of Persey in 2000	$ (59)
Value of license	(4,203)
Deferred tax liability associated with license	967

$ (3,295)

The Company is retaining an independent firm to appraise the fair value of the net assets to be acquired which may result in a different allocation of the purchase price.

H)        Pro forma weighted average shares outstanding:

Pro forma weighted average shares outstanding as a result of the proposed transactions are as follows (in thousands):

	Three Months Ended May 31, 2003	Year Ended February 28, 2003

Weighted average shares outstanding
Andersen Group	2,100	2,099
Pro forma adjustments:
Issuance of shares to MBC stockholders	2,250	2,250
Issuance of shares to COMCOR	4,221	4,221
Issuance of shares to satisfy CCTV obligation	34	34

Total pro forma weighted average shares outstanding	8,605	8,604

I)          Institute for Automated Systems

On a pro forma basis, the Company will own approximately 43.5% of the outstanding stock of Institute for Automated System (IAS), a Russian telecommunications company that has a data communication network in Russia.  The following presents the summarized financial condition of IAS as of March 31, 2003, and the results of its operations for the three months ended March 31, 2003 and the year ended December 31, 2002 (in thousands).

Balance Sheet	March 31, 2003

Current assets	$ 1,322
Non current assets	9,700

Total assets	$ 11,022

Current liabilities	$ 1,940
Non current liabilities	1,090

Total liabilities	3,030

Shareholders' equity	7,992

$ 11,002

Statement of Operations	Three Months Ended March 31, 2003	Year Ended December 31, 2002

Revenues	$ 1,408	$ 4,607
Cost of revenues	(1,035)	(3,133)
Operating expenses	(476)	(2,139)

Loss from operations	(103)	(665)
Non operating income	(1)	144
Income tax expense	(3)	(17)

Net loss	$ (107)	$ (538)

ANDERSEN GROUP, INC.

SPECIAL MEETING
OF STOCKHOLDERS [_____] [__], 2003

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints Francis E. Baker and Andrew M. O'Shea, and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Andersen Group, Inc., which the undersigned is entitled to vote, at the Special Meeting of Stockholders to be held at [_____] on [_____], 2003, at [_____] a.m. New York City time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

1.   APPROVAL OF THE ISSUANCE OF COMMON STOCK PURSUANT TO THE CCTV SHARE ACQUISITION AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                                AGAINST ☐                                   ABSTAIN ☐

2.   APPROVAL OF THE ISSUANCE OF COMMON STOCK PURSUANT TO THE MBC SHARE ACQUISITION AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                                AGAINST ☐                                   ABSTAIN ☐

3.   APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                               AGAINST ☐                              ABSTAIN ☐

4.   APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION ADOPTING CUMULATIVE VOTING THE ELECTION OF DIRECTORS AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                              AGAINST ☐                              ABSTAIN ☐

5.   APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION ADOPTING A CHANGE IN THE NAME OF THE COMPANY AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                              AGAINST ☐                                 ABSTAIN ☐

6.  APPROVAL OF THE ADOPTION OF THE ANDERSEN GROUP, INC. 2003 STOCK PLAN AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐                               AGAINST ☐                                  ABSTAIN ☐

7.    APPROVAL OF THE ADOPTION OF THE ANDERSEN GROUP, INC. 2003 STOCK OPTION PLAN AS DESCRIBED IN THE PROXY STATEMENT.

FOR ☐            AGAINST ☐   ABSTAIN ☐

8.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, PROPOSAL 5, PROPOSAL 6 AND PROPOSAL 7 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND

RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Please sign EXACTLY as your name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.  If there is more than one trustee, all should sign. If shares are held jointly, both owners must sign.

DATED: _________________, 2003      ________________________________________

                                                                        SIGNATURE

                                                            ________________________________________

                                                                        SIGNATURE IF HELD JOINTLY

PLEASE VOTE, SIGN, DATE, AND
RETURN THE PROXY CARD USING
THE ENCLOSED ENVELOPE